Exhibit 10.23

EXECUTION VERSION

Portions of this Exhibit 10.23 have been omitted based upon a request for confidential treatment. This Exhibit 10.23, including the non-public information, has been filed separately with the Securities and Exchange Commission. “[*]” designates portions of this document that have been redacted pursuant to the request for confidential treatment filed with the Securities and Exchange Commission.

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

KAR HOLDINGS II, LLC

i

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

KAR HOLDINGS II, LLC

This Second Amended and Restated Limited Liability Company Agreement of KAR Holdings II, LLC (the “Company”) is dated as of April 20, 2007, by and among Axle Holdings II, LLC (“Axle LLC”), the entities listed under the headings “Kelso Members”, “GSCP Members”, “VAC Members” and “Parthenon Members” on Schedule A hereto (each, respectively, a “Kelso Member,” “GSCP Member,” “VAC Member,” and “Parthenon Member” and, together with Axle LLC, collectively, the “Investor Members,” which term shall also include such other Persons who become members of the Company and are designated “Investor Members” after the date hereof in accordance with Section 3.9 of this Agreement), Brian Clingen (a “Management Member” and collectively with such other management employees of the Company who become members of the Company and are designated “Management Members” after the date hereof in accordance with Section 3.9 of this Agreement, the “Management Members”) and BlackRock Senior Income Series II, plc and Clingen Family Limited Partnership (each, an “Outside Member” and, together with any Persons who become members of the Company and are designated “Outside Members” after the date hereof in accordance with Section 3.9 of this Agreement, the “Outside Members”). The Management Members, the Inactive Management Members and the Outside Members are collectively referred to herein as the “Non-Investor Members.” The Investor Members and the Non-Investor Members are collectively referred to herein as the “Members.” Any capitalized term used herein without definition shall have the meaning set forth in Article XV.

WHEREAS, on December 21, 2006, the Company entered into an Amended and Restated Limited Liability Company Agreement with Kelso Investment Associates VII, L.P. (“KIA VII”), GS Capital Partners VI, L.P., ValueAct Capital Master Fund, L.P. and Parthenon Investors II, L.P. (the “Prior LLC Agreement”), to govern the Company.

WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of adopting the terms of this Agreement as the complete expression of the covenants, agreements and undertakings of the parties hereto with respect to the affairs of the Company, the conduct of its business and the rights and obligations of the Members, thereby amending, restating, replacing and superseding the Prior LLC Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

FORMATION OF THE COMPANY

Section 1.1 Formation. The Company was formed upon the filing of the Certificate with the Secretary of State of the State of Delaware on December 15, 2006.

Section 1.2 Company Name. The name of the Company is KAR Holdings II, LLC. The business of the Company may be conducted under such other names as the Board may from time to time designate; provided that the Company complies with all relevant state laws relating to the use of fictitious and assumed names.

Section 1.3 The Certificate, etc. The designation of Catherine D. Ledyard as an authorized person within the meaning of the Delaware Act and the actions taken by Catherine D. Ledyard in causing the Certificate to be executed, delivered and filed with the Secretary of State of the State of Delaware on December 15, 2006, are hereby ratified, adopted and approved. Each Director is hereby authorized to execute, deliver, file and record all such other certificates and documents, including amendments to or restatements of the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

Section 1.4 Term of Company. The term of the Company commenced on the date of the initial filing of the Certificate with the Secretary of State of the State of Delaware. The Company may be terminated in accordance with the terms and provisions hereof, and shall continue unless and until dissolved as provided in Article XIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Delaware Act.

Section 1.5 Registered Agent and Office. The Company’s registered agent and office in the State of Delaware shall be National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, DE 19904. The Board may designate another registered agent and/or registered office from time to time in accordance with the then applicable provisions of the Delaware Act and any other applicable laws.

Section 1.6 Principal Place of Business. The principal place of business of the Company is located at 320 Park Avenue, 24th Floor, New York, New York 10022. The location of the Company’s principal place of business may be changed by the Board from time to time in accordance with the then applicable provisions of the Delaware Act and any other applicable laws.

Section 1.7 Qualification in Other Jurisdictions. Any authorized person of the Company shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

Section 1.8 Fiscal Year; Taxable Year. The fiscal year of the Company for financial accounting purposes shall end on December 31. The taxable year of the Company for federal, state and local income tax purposes shall end on December 31.

ARTICLE II

PURPOSE AND POWERS OF THE COMPANY

Section 2.1 Purpose. The purposes of the Company are, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in all acts or activities as the Company deems necessary, advisable or incidental to the furtherance of the foregoing.

Section 2.2 Powers of the Company. The Company shall have the power and authority to take any and all actions that are necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.1.

Section 2.3 Certain Tax Matters. The Company shall not elect, and the Board shall not permit the Company to elect, to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulations section 301.7701-3 or under any corresponding provision of state or local law. The Company and the Board shall not permit the registration or listing of the Interests on an “established securities market,” as such term is used in Treasury Regulations section 1.7704-1.

ARTICLE III

MEMBERS AND INTERESTS GENERALLY

Section 3.1 Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. The approval or consent of the Members shall not be required in order to authorize the taking of any action by the Company unless and then only to the extent that (a) this Agreement shall expressly provide therefor, (b) such approval or consent shall be required by non-waivable provisions of the Delaware Act or (c) the Board shall have determined in its sole discretion that obtaining such approval or consent would be appropriate or desirable. The Members, as such, shall have no power to bind the Company.

Section 3.2 Interests Generally. As of the date hereof, the Company has two authorized classes of Interests: Common Units and Override Units (which will consist of either Operating Units or Value Units as described below). Additional classes of Interests denominated in the form of Units may be authorized from time to time by the Board (which authorization must have been approved by at least one GSCP Director, one Kelso Director and one VAC Director) without obtaining the consent of any Member or class of Members. Except as otherwise provided in this Article III, but subject to the Members’ rights under Section 6.4(b), Units in a particular class may be issued from time to time, at such prices and on such terms as the Board (which issuance, prices and terms (i) must have been approved by at least one GSCP Director, one Kelso Director and one VAC Director, in the case of an issuance of Units to an existing Member of the Company prior to the date of such issuance, or (ii) must be approved by the Majority Sponsors, in the case of an issuance of Units to any Third Party) or, in the case of Override Units, the Override Unit Committee may determine, without obtaining the consent of any Member or class of Members.

(a) Class A Common Units.

(i) General. Subject to the provisions of Section 7.2(b), the holders of Class A Common Units will have voting rights with respect to their Class A Common Units as provided in Section 3.3(d) and shall have the rights with respect to profits and losses of the Company and distributions from the Company as are set forth herein. The number of Class A Common Units of each Member as of any given time shall be set forth on Schedule A, as it may be updated from time to time in accordance with this Agreement.

(ii) Price. Unless otherwise determined by the Board, the Class A Common Units will initially be issued for a Capital Contribution of $100 per Class A Common Unit. The payment terms and schedule for the Capital Contributions applicable to any Class A Common Unit will be determined by the Board upon issuance of such Class A Common Units.

(b) Class B Common Units.

(i) General. Axle LLC shall be the only holder of Class B Common Units. Axle LLC will have voting rights with respect to its Class B Common Units as provided in Section 3.3(d) and shall have the rights with respect to profits and losses of the Company and distributions from the Company as are set forth herein. The number of Class B Common Units of Axle LLC as of any given time shall be set forth on Schedule A, as it may be updated from time to time in accordance with this Agreement.

(ii) Price. Unless otherwise determined by the Board, the Class B Common Units will initially be issued to Axle LLC, at $100 per Class B Common Unit, in exchange for the IAAI Contribution. The payment terms and schedule for the Capital Contributions applicable to any Class B Common Unit will be determined by the Board upon issuance of such Class B Common Unit (it being understood, that unless the Kelso Members and Axle LLC otherwise consent, no Class B Common Units shall be issued to any Member other than Axle LLC).

(c) Override Units.

(i) General. The Company will have two sub-classes of Override Units: Operating Units and Value Units. Subject to the provisions of Article VII hereof (including the applicable Benchmark Amount), the holders of Override Units will have no voting rights with respect to their Override Units but shall have the rights with respect to profits and losses of the Company and distributions from the Company as are set forth herein; provided that additional terms and conditions applicable to an Override Unit may be established by the Override Unit Committee in connection with the issuance of any such Override Unit to a person who becomes a Management Member at any time after the date of this Agreement in accordance with Section 3.9 hereof. The number of Override Units issued to a Management Member as of any given time shall be set forth on Schedule A, as it may be updated from time to time in accordance with this Agreement.

(ii) Price. The holders of Override Units are not required to make any Capital Contribution to the Company in exchange for their Override Units, it being recognized that, unless otherwise determined by the Board, such Units shall be issued only to Management Members who own Class A Common Units.

Section 3.3 Meetings of Members.

(a) Meetings; Notice of Meetings. Meetings of the Members, including any special meeting, may be called by the Board from time to time. Notice of any such meeting shall be given to all Members not less than two nor more than 30 business days prior to the date of such meeting and shall state the location, date and hour of the meeting and, in the case of a special meeting, the nature of the business to be transacted. Meetings shall be held at the location (within or without the State of Delaware) at the date and hour set forth in the notice of the meeting.

(b) Waiver of Notice. No notice of any meeting of Members need be given to any Member who submits a signed waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in a written waiver of notice. The attendance of any Member at a meeting of Members shall constitute a waiver of notice of such meeting, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c) Quorum. Except as otherwise required by applicable law, the Certificate or this Agreement (including Section 4.12), the presence in person or by proxy of the holders of record of a Majority in Interest shall constitute a quorum for the transaction of business at such meeting.

(d) Voting. If the Board has fixed a record date, every holder of record of Units entitled to vote at a meeting of Members or to consent in writing in lieu of a meeting of Members as of such date shall be entitled to one vote for each such Unit outstanding in such Member’s name at the close of business on such record date. Holders of record of Override Units will have no voting rights with respect to such Units. If no record date has been so fixed, then every holder of record of such Units entitled to vote at a meeting of Members or to consent in writing in lieu of a meeting of Members shall be entitled to one vote for each Unit outstanding in his name on the close of business on the day next preceding the day on which notice of the meeting is given or the first consent in respect of the applicable action is executed and delivered to the Company, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Except as otherwise required by applicable law, the Certificate or this Agreement (including Section 4.12), the vote of a Majority in Interest at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting.

(e) Proxies. Each Member may authorize any Person to act for such Member by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or such Member’s attorney-in-fact. No proxy shall be valid after the expiration of three years from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(f) Organization. Each meeting of Members shall be conducted by such Person as the Board may designate.

(g) Action Without a Meeting. Unless otherwise provided in this Agreement (including Section 4.12), any action which may be taken at any meeting of the Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by a Majority in Interest. Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

Section 3.4 Business Transactions of a Member with the Company.

(a) The Advisory Agreements have been ratified and approved in all respects, and, except as otherwise provided in the Advisory Agreements, any advisory or monitoring fees or other amounts payable to the applicable party thereto or any of their respective Affiliates or designees thereunder shall not be subject to any further approval hereunder or otherwise. Notwithstanding the foregoing, the unanimous written consent of Kelso, GSCP and VAC shall be required in connection with (i) KAR Holdings determination to pay any fees in connection with Transaction Services (as defined in the Advisory Agreements) to the applicable party to such agreement (it being understood that if such fees in connection with Transaction Services are offered to be paid to Kelso, GSCP and VAC then Parthenon shall have the right to provide similar Transaction Services and if such services are so provided to receive fees with respect thereto consistent with the respective annual fees payable to Parthenon as compared to the other parties of the Advisory Agreements), (ii) KAR Holdings determination to increase the fees payable to any party to such Advisory Agreement in the event that such party (or its designees) invests additional equity in the Company or any of its Affiliates (it being understood that in connection therewith, if such fees are so increased, the fees of other members that invests additional equity alongside such first party shall be similarly increased in a proportional amount), and (iii) the amendment or modification to the amount of annual monitoring fees payable to the applicable party under such Advisory Agreement. None of the Advisory Agreements may be amended in a manner that is adverse to any of Kelso, GSCP, VAC or Parthenon without such affected party’s prior written consent.

(b) A Member may lend money to, borrow money from, act as surety or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, or transact any other business with the Company or any of its Subsidiaries; provided that (i) any such transaction (A) shall require the approval of the Board, (B) shall have been approved as may be required by Section 4.12, and (C) must be on terms which are no less favorable to the Company or such Subsidiary than those terms which would be obtained in a comparable arm’s-length transaction with an unrelated third party and (ii) any such loan shall be subject to preemptive rights similar to those provided in Section 6.4(b) so that the other Investor Members have the right to make a concurrent loan on the same terms as the Member making such loan to the Company or any of its Subsidiaries as is necessary to maintain the relative debt interests (which shall be deemed to be equivalent to the relative equity interests if no Member loans have been made) in the Company and its Subsidiaries between the Member making such loan and the other Investor Members. For the avoidance of doubt, the foregoing proviso shall not apply (by virtue of this Section 3.4) to agreements contained in this Agreement (including, but not limited to, the agreements contained in (x) Section 6.3 and 6.4 (e.g., Capital Contributions) and (y) Article XII (e.g., rights exercised by Members in respect of Transfers)).

Section 3.5 No Cessation of Membership upon Bankruptcy. A Person shall not cease to be a Member of the Company upon the happening, with respect to such Person, of any of the events specified in Section  18-304 of the Delaware Act.

Section 3.6 Confidentiality.

(a) Without the approval of the Board, except (i) to the extent required by law, rule, regulation or, as contemplated by and subject to subsection (b) below, court order, subpoena or similar legal process, (ii) for disclosure made by a Member to any Person who is an officer, director, employee or agent of such Member or counsel to, accountants of, consultants to or other advisors or representatives (“Representatives”) for, such Member, (iii) for disclosures made by a Member to any Person to which such Member offers to Transfer any Interests of the Company (so long as such Member is permitted to Transfer such Interests at such time in accordance with Article XII hereof); provided that the prospective transferee shall agree to be bound by a confidentiality agreement for the benefit of the Company containing provisions substantially similar to the provisions of this Section 3.6, and (iv) for disclosure to the shareholders, limited partners, partners or members of an Investor Member or of Affiliates thereof and their respective Representatives, in each case who have a need to know such information and who have agreed to maintain the confidentiality of such information; provided any disclosure pursuant to this clause (iv) is generally consistent with the scope and nature of disclosure made by such Investor Member to such Persons in respect of such Investor Member’s other investments, no Member shall disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, management organization information (including data and other information relating to members of the Board or management), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its Subsidiaries or information designated as confidential or proprietary that the Company or any of its Subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its Subsidiaries (collectively, “Confidential Information”) to any third Person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of such Member’s breach of this Section 3.6).

(b) In the event that any party hereto or any of its Representatives becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information, the disclosing party shall provide the Company with prompt prior written notice of such requirement and shall cooperate with the Company, at the Company’s expense, to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of such Confidential Information that has been legally compelled to be furnished. Any Member who is an employee of the Company or its Subsidiaries shall, during such employment, disclose Confidential Information only for the benefit of the Company and in accordance with any restrictions placed on its disclosure by the Company.

Section 3.7 Noncompetition and Nonsolicitation. To the extent that the covenants and restrictions contained in Section 3.6 and this Section 3.7 apply to Management Members, such covenants and restrictions shall be in addition to and not in lieu of any covenants or restrictions applying to any Management Member pursuant to any employment, severance or services agreement between such Management Member and the Company or any of its Subsidiaries and shall apply to both Management Members and Inactive Management Members. The terms of this Section 3.7 shall apply to each Management Member except to the extent expressly provided otherwise in a separate agreement between a Management Member and the Company or any of its Subsidiaries that is approved by the Board.

(a) Noncompetition. Until the later of (i) the date on which a Management Member or any transferee thereof permitted under Section 12.3 hereof, directly or indirectly, no longer retains any equity interest in the Company and (ii) the termination of any severance payable pursuant to any termination or severance agreement, if any, entered into between such Management Member and the Company or any Subsidiary thereof, neither such Management Member nor any controlled Affiliate of such Management Member shall become associated with any entity, whether as a principal, partner, employee, member, director, officer, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in which the Company or any of its Subsidiaries does business in any business which is either in competition with the business of the Company or any of its Subsidiaries (i) conducted at any time during the 12 months preceding the date such Management Member ceases to hold any equity interest in the Company or (ii) proposed to be conducted by the Company or any of its Subsidiaries in the

Company’s business plan as in effect as of the date such Management Member ceases to hold any equity interest in the Company.

(b) Non-Solicitation of Employees. Except, in the case of a Management Member, as permitted under any employment, severance or services agreement between such Management Member and the Company or any of its Subsidiaries, during (i) in the case of a Management Member, the restriction period under Section 3.7(a) or (ii) in the case of an Investor Member, the period commencing on the date hereof and ending on the date on which such Investor Member (together with any Affiliates of such Investor Member), directly or indirectly, ceases to own at least 10% of the Common Units that such Investor Member holds on the date hereof, after giving effect to the Capital Contributions made by such Investor Member on the date hereof, no Management Member or Investor Member shall directly or indirectly induce any employee of the Company or any of its Subsidiaries to terminate employment with such entity, and no Management Member or Investor Member shall directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment to or otherwise interfere with the employment relationship of the Company or any of its Subsidiaries with any person who is or was employed by the Company or such Subsidiary unless, at the time of such employment, offer or other interference, such person shall have ceased to be employed by such entity for a period of at least six months; provided that nothing in this Section 3.7(b) shall preclude such Management Member or Investor Member from using an employment agency (so long as it is not directed to solicit such persons), placing advertisements during the restriction period in periodicals of general circulation soliciting persons for employment.

(c) Non-Solicitation of Clients. Except as permitted under any employment, severance or services agreement between such Management Member and the Company or any of its Subsidiaries, during the restriction period under Section 3.7(a), no Management Member shall solicit or otherwise attempt to establish for himself or any other Person any business relationship with any Person which is, or at any time during the 12-month period preceding the date such Management Member ceases to hold any equity interest in the Company was, a customer, client or distributor of the Company or any of its Subsidiaries; provided that, notwithstanding the foregoing, an Inactive Management Member may solicit or otherwise attempt to establish for himself or any other Person a business relationship with any customer, client or distributor of the Company or any of its Subsidiaries so long as such business relationship is not related in any respect to the business of the Company or any of its Subsidiaries (x) as then conducted or as conducted at any time during the 12 months preceding the date such Member became an Inactive Management Member or (y) as proposed to be conducted by the Company or any of its Subsidiaries in the Company’s business plan as in effect as of the date such Member became an Inactive Management Member.

(d) Injunctive Relief with Respect to Covenants. Each Management Member acknowledges and agrees that the covenants and obligations herein of such Management Member with respect to confidentiality, noncompetition and nonsolicitation relate to special, unique and extraordinary matters and that a violation or threatened violation of any of the terms of such covenants or obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, each Management Member agrees, to the fullest extent permitted by applicable law, that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining such Management Member from committing any violation of the covenants or obligations contained in this Section 3.7. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this Section 3.7, each Management Member represents that his economic means and circumstances are such that such provisions will not prevent him from providing for himself and his family on a basis satisfactory to him.

(e) Unenforceable Restriction. It is expressly understood and agreed that although each Investor Member, Management Member and the Company considers the restrictions contained in this Section 3.7 to be reasonable, if a final determination is made by an arbitrator to whom the parties have assigned the matter or a court of competent jurisdiction that any restriction contained in this Agreement is an unenforceable restriction against any Management Member or Investor Member, as applicable, the provisions of this Agreement shall not be rendered void but shall be reformed to apply as to such maximum time and to such maximum extent as such arbitrator or court may determine or indicate to be enforceable. Alternatively, if such arbitrator or court finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be reformed so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Section 3.8 Other Business for Members.

(a) Business Ventures. Except as provided in Section 3.7, any Inactive Management Member, Outside Member or, subject to the last sentence of Section 3.8(b), any Investor Member, or an Affiliate of any of the foregoing, may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company, the Directors and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

(b) Business Opportunities. No Inactive Management Member, Outside Member or Director (other than any active Management Member who serves as a Director) or an Affiliate of any of the foregoing shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Inactive Management Member, Outside Member or Director (other than any Management Member who serves as a Director) or an Affiliate of any of the foregoing shall have the right to take for such Person’s own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity. No Investor Member shall directly, or shall cause any Controlled Affiliate to, pursue an investment or business opportunity that arises in North America and that (i) is primarily in the wholesale used vehicle auction, salvage vehicle auction or short-term inventory-secured financing for used car dealers lines of business as conducted by the Company or any of its Subsidiaries on the date hereof and (ii) is an opportunity in which the Company or one of its Subsidiaries reasonably has an interest or expectancy without first presenting such investment or business opportunity to the Company (it being understood that an investment in the equity interests of a public company engaged in such lines of business shall not be prohibited); provided that, if neither the Company nor any of its Subsidiaries enters into an agreement in respect of such investment or business opportunity within 90 days of such opportunity having been presented to the Company (and the reason therefor is not in a significant part the result of actions taken by such Investor Member or its Affiliates or designee Directors, including actions pursuant to Section 4.12 hereof), then such Investor Member shall have the right to take for such Member’s own account (individually or as a partner or fiduciary) or to recommend to others any such particular opportunity, and provided, further, that if such opportunity presents itself to a Controlled Affiliate that is not wholly-owned by such Investor Member (ignoring for purposes hereof any equity interests in such Controlled Affiliate that are held by management) then the obligation set forth above shall not apply to such Investor Member, but such Investor Member shall, if it intends to pursue such opportunity, instead provide advance, reasonably detailed notice of such business opportunity to the Company a reasonable period after taking such opportunity; and provided, further, for the avoidance of doubt, that the provisions of this Section 3.8(b) shall not apply to any Affiliate of an Investor Member that is not a Controlled Affiliate of such Investor Member.

(c) Management Members. For the avoidance of doubt, no Management Members or any other Members who are employees of the Company or any of its Subsidiaries will be entitled to any of the rights set forth in Section 3.8(a) and (b), and such provisions shall not in any way limit any non-competition or non-solicitation restrictions contained in this Agreement or an employment, severance, separation or services agreement between such Member and the Company or any of its Subsidiaries.

Section 3.9 Additional Members.

(a) Admission Generally. Upon the approval of the Board or the Override Unit Committee, the Company may admit one or more additional Members (each, an “Additional Member”), to be treated as a “Member” or one of the “Members” for all purposes hereunder. The Board may designate any such Additional Member as an “Investor Member,” a “Management Member” or an “Outside Member” hereunder.

(b) Rights of Additional Members. Prior to the admission of an Additional Member, the Board shall determine (but only to the extent that such determination has been approved by at least one GSCP Director, at least one Kelso Director and at least one VAC Director):

(i) the Capital Contribution (if any) of such Additional Member;

(ii) the rights, if any, of such Additional Member to appoint Directors to the Board;

(iii) subject to compliance with the provisions of Section 6.4(b) hereof, the number of Units to be granted to such Additional Member and whether such Units shall be Class A Common Units, Override Units or Units of an additional class of Interests authorized by the Board; and in the case of any Override Units, the applicable Benchmark Amount and terms thereof, including whether such Override Units are Operating Units or Value Units (it being understood that all issuances of Units to such Additional Member shall be valued at Fair Market Value or greater); and

(iv) whether such Additional Member will be a Management Member, an Investor Member or an Outside Member; provided that (a) an Additional Member may only be designated a GSCP Member with the additional consent of GSCP, (b) an Additional Member may only be designated a Kelso Member with the additional consent of Kelso, (c) an Additional Member may only be designated a VAC Member with the additional consent of VAC, (d) an Additional Member may only be designated a Parthenon Member with the additional consent of Parthenon and (e) the rights and obligations of any Outside Member shall be as specified by the Board in its sole discretion and, if such terms are different from the terms applicable to the Outside Member as provided herein, this Agreement shall be amended, in accordance with Section 14.10, to reflect such terms.

(c) Admission Procedure; Minority Protections. Each Person shall be admitted as an Additional Member at the time such Person (i) executes a joinder agreement to this Agreement, (ii) makes a Capital Contribution (if any) to the Company in an amount to be determined by the Board, (iii) complies with the applicable Board resolution (if any) with respect to such admission, (iv) is issued Units (if any) by the Company and (v) is named as a Member in Schedule A (as described in Section 12.2) hereto. The Board is authorized to amend Schedule A to reflect any issuance of Units and any such admission and any actions pursuant to this Section 3.9. In connection with admitting any Additional Member, the Board shall not be permitted to grant any rights to such Additional Member that have a disproportionate negative impact on any Member without such Member’s consent.

ARTICLE IV

MANAGEMENT

Section 4.1 Board.

(a) Generally. The business and affairs of the Company shall be managed by or under the direction of a committee of the Company (the “Board”) consisting of such number of natural persons (each, a “Director”) as shall be established pursuant to Section 4.1(b) below. Subject to any rights that may be granted pursuant to Section 3.9(b), following the Closing the Directors shall be appointed to the Board upon the vote, approval or consent of a Majority in Interest with all Members agreeing to vote their Units as designated in Section 4.1(b); it being understood and agreed that by executing this Agreement each Member elects the persons listed in Section 4.1(b)(i) to serve as the initial Directors. Directors need not be Members. Subject to the other provisions of this Article IV (including Section 4.12), the Board shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein, including, without limitation, to exercise all of the powers of the Company set forth in Section 2.2 of this Agreement. Each person named as a Director herein or subsequently appointed as a Director is hereby designated as a “manager” (within the meaning of the Delaware Act) of the Company. Except as otherwise provided herein, and notwithstanding the last sentence of Section 18-402 of the Delaware Act, no single Director may bind the Company, and the Board shall have the power to act only collectively in accordance with the provisions and in the manner specified herein. Each Director shall hold office until a successor is appointed in accordance with Section 4.1(b) or until such Director’s earlier death, resignation or removal in accordance with the provisions hereof.

(b) Election of Directors.

(i) Initial Directors. The Board shall initially consist of ten Directors. The initial Directors of the Company will be David Wahrhaftig and Church Moore (the two Kelso Directors), Sanjeev Mehra and Thomas J. Carella (the two GSCP Directors), Peter H. Kamin and Gregory P. Spivy (the two VAC Directors), David J. Ament (the Parthenon Director), Brian T. Clingen (the CEO Designee) and Thomas C. O’Brien and James P. Hallett (the two Majority Sponsor’s Designees).

(ii) Composition. The Kelso Members, the GSCP Members and the VAC Members shall each have the right, in their sole discretion, to designate two of the Directors for election to the Board as long as each such group of Members collectively continues to hold an amount of Common Units that represents at least 10% of the Original Amount (the “Requisite Original Amount”) held by such Members; provided, that GS Capital Partners VI Parallel, L.P. shall have the sole right to designate one of the two Directors that may be designated by the GSCP Members. The Parthenon Members shall have the right, in their sole discretion, to designate one Director for election to the Board so long as the Parthenon Members collectively continue to hold the Requisite Original Amount. The Majority Sponsors shall also have the right, in their sole discretion, to designate from time to time two officers of the Company as Directors for election to the Board so long as such officers remain officers of the Company or any of its Subsidiaries (the “Majority Sponsors Designees”); provided, however, that if any Majority Sponsor ceases to hold the Requisite Original Amount, such Majority Sponsor shall no longer have the right to designate the Majority Sponsors Designees and the Majority Sponsors Designees shall be designated by the mutual consent of the Majority Sponsors that continue to hold the Requisite Original Amount (or (x) if there is only one remaining Majority Sponsor that continues to hold the Requisite Original Amount, the Majority Sponsors Designees shall be designated by the sole remaining Majority Sponsor that continues to hold the Requisite Original Amount or (y) if there are no remaining Majority Sponsors that continue to hold the Requisite Original Amount, the Majority Sponsors Designees shall be designated by the holders of a Majority in Interest). The initial Majority Sponsors’ Designees are Thomas C. O’Brien and James P. Hallett. For so long as Brian T. Clingen shall serve as President and Chief Executive Officer, Brian T. Clingen shall be designated by the Members for election to the Board (the “CEO Designee”). At any time when Brian T. Clingen shall no longer serve as President and Chief Executive Officer of the Company, the Members shall jointly designate any subsequent President and Chief Executive Officer for election to the Board.

(iii) Voting. The Kelso Directors shall collectively have the right to cast a total of five (5) votes at the meeting of the Board. The GSCP Directors shall collectively have the right to cast a total of five (5) votes at the meeting of the Board. The VAC Directors shall collectively have the right to cast a total of five (5) votes at the meeting of the Board. If there exists more than one Kelso Director, GSCP Director or VAC Director, each such Director shall have the number of votes equal to the total number of votes allocated to the Kelso Directors, GSCP Directors and VAC Directors, as the case may be, divided by the number of Kelso Directors, GSCP Directors or VAC Directors, as applicable, then in office. The Parthenon Director shall have the right to cast a total of one (1) vote at the meeting of the Board. Each of the Majority Sponsors’ Designees and the CEO Designee shall have the right to cast one (1) vote at the meeting of the Board. The foregoing provisions shall also apply with respect to any Subsidiary Board and any committee on which such Directors serve. Each Member shall vote all of the Units over which it exercises voting control and shall take all other necessary or desirable actions within such Member’s control (whether in such Member’s capacity as a Member, Director, Officer, member of a Board committee or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum, execution of written consents in lieu of meetings and approval of amendments and/or restatements of the Certificate or this Agreement), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special Board or Member meetings and approval of amendments and/or restatements of the Certificate or this Agreement), so that the Directors designated in accordance with Section 4.1(b)(ii) will be elected to the Board.

(c) Observer. To the extent that, at any time, any Investor Member, as the case may be, has no Director designation rights pursuant to Section 4.1(b), such party shall have (i) the right to designate an observer to attend any meetings of the Board (which right may be waived by such party in its sole discretion) and (ii) such other rights as are set forth in a letter agreement entered into as of the date hereof between the Company, on the one hand, and each of GS Capital Partners VI Parallel, L.P., PCAP KAR, LLC, Parthenon Investors II, L.P., Parthenon Investors III, L.P. and Kelso Investment Associates VII, L.P., on the other hand, the form of which is attached as Exhibit C hereto.

(d) Subsidiaries.

(i) Composition. The composition of the board of directors of each of the Company’s Subsidiaries (a “Subsidiary Board”) shall be the same as the composition of the Board.

(ii) Structure; Governance. Any change in the structure or governance of any Subsidiary of the Company shall not adversely affect any Member or group of Members disproportionately relative to other Members without the prior written consent of the affected Member or Members, as applicable.

(iii) Protections. All Subsidiaries of the Company shall be governed in a manner consistent with the applicable provisions of this Agreement (including with respect to Board composition, quorum and notice requirements). The Company shall take such actions, including causing its Subsidiaries to take such actions, to ensure that the provisions of Subsidiaries’ organizational documents applicable to Subsidiary Boards are not inconsistent with the provisions of this Agreement applicable to the Board or any Subsidiary Board.

Section 4.2 Meetings of the Board. The Board shall meet from time to time to discuss the business of the Company. The Board may hold meetings either within or without the State of Delaware. Meetings of the Board may be held at such time and at such place as shall from time to time be determined by the Board. The majority of the Board may call a meeting of the Board on five business days’ notice to each Director, either personally, by telephone, by facsimile or by any other similarly timely means of communication, which notice requirement may be waived by unanimous vote or consent of all the Directors on the full Board.

Section 4.3 Quorum and Acts of the Board. Directors holding the right to cast at least a majority of the votes at a meeting of the full Board shall constitute a quorum for the transaction of business. Except as otherwise provided in this Agreement, the act of Directors holding a majority of the votes of the full Board at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting by the unanimous written consent of the full Board or all of the members of the committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee. Board or committee actions by less than unanimous written consent are hereby specifically denied.

Section 4.4 Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 4.5 Committees of Directors. The Board (a) shall designate an Override Unit Committee, which may act by a majority vote of the members of such committee, and shall be comprised of (x) for so long as any of GSCP, Kelso and VAC has the right to designate Directors pursuant to Section 4.1(b), one GSCP Director, one Kelso Director and one VAC Director, as applicable, and (y) thereafter, such number of persons and persons as may be designated by the Board, and (b) may, by resolution passed by the Board, designate one or more additional committees, each of which may act by a majority vote of the members of such committee. Such resolution shall specify the duties, quorum requirements and qualifications of the members of such additional committees, each such committee to consist of one GSCP Director, one Kelso Director and one VAC Director so long as GSCP, Kelso and VAC, as the case may be, continue to hold the Requisite Original Amount. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee; provided, however, that if such absent or disqualified member is a GSCP Director, Kelso Director or VAC Director, such member may only be replaced with an alternate member that is a GSCP Director, Kelso Director or VAC Director, as the case may be. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member; provided, however, that if such absent or disqualified member is a GSCP Director, Kelso Director or VAC Director, such member may only be replaced with another member that is a GSCP Director, Kelso Director or VAC Director, as the case may be. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Parthenon Director shall receive notice of all meetings of any committee of the Board (which notice shall contain all materials then available which are to be reviewed by the members of such committee (with any additional material to be promptly distributed)) and shall have the right to attend any meetings of any committee of the Board but shall not have the right to vote at any meeting of any committee of the Board.

Section 4.6 Compensation of Directors. The Board shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at such meetings of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as a Director. Payments may vary from Director to Director, as determined by the Board (which determination must be approved by GSCP, Kelso and VAC; provided that, if GSCP Directors, Kelso Directors and VAC Directors receive the same director payments, the Parthenon Director shall be treated similarly with respect to such director payments). No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of any committee of the Board may be allowed like compensation for attending committee meetings.

Section 4.7 Resignation. Any Director may resign at any time by giving written notice to the Company. The resignation of any Director shall take effect upon receipt of such notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation by the Company, the Members or the remaining Directors shall not be necessary to make it effective. In addition, in the event that GSCP, Kelso, VAC or Parthenon loses its right to designate a Director or Directors pursuant to Section 4.1(b)(ii) as a result of ceasing to hold the Requisite Original Amount, such Director or Directors shall be deemed to have resigned from the Board effective immediately upon the occurrence of such event. Upon the effectiveness of any such resignation, such Director shall cease to be a “manager” (within the meaning of the Delaware Act).

Section 4.8 Removal of Directors. Members shall have the right to remove any Director at any time for cause upon the affirmative vote of a Majority in Interest. In addition, Directors holding a majority of the votes of the full Board shall have the right to remove a Director for cause. The Majority Sponsors shall have the right to remove the Majority Sponsor Designees at any time. Upon the taking of such action, the Director shall cease to be a “manager” (within the meaning of the Delaware Act). Notwithstanding the preceding sentences of this Section 4.8, (a) the removal from the Board or a Subsidiary Board or a committee (with or without cause) of any Director appointed or designated hereunder solely by GSCP shall be only at the written request of GSCP, (b) the removal from the Board or a Subsidiary Board or a committee (with or without cause) of any Director appointed or designated hereunder solely by Kelso shall be only at the written request of Kelso, (c) the removal from the Board or a Subsidiary Board or a committee (with or without cause) of any Director appointed or designated hereunder solely by VAC shall be only at the written request of VAC, (d) the removal from the Board or a Subsidiary Board or a committee (with or without cause) of any Director appointed or designated hereunder solely by Parthenon shall be only at the written request of Parthenon, (e) the removal from the Board or a Subsidiary Board or a committee (with or without cause) of any Majority Sponsor Designees, shall be only at the written request of the Majority Sponsors and (f) the removal from the Board or a Subsidiary Board of the CEO Designee shall only occur at such time as such CEO Designee ceases to be the President and Chief Executive Officer of the Company (at which point the CEO Designee shall be deemed to have resigned from the Board immediately upon the occurrence of such event). Upon receipt of any such written request, the

Board will promptly take all such actions as shall be necessary or desirable to cause the removal of such Director. Any vacancy caused by any such removal shall be filled in accordance with Section 4.9.

Section 4.9 Vacancies. If any vacancies shall occur in the Board, by reason of death, resignation, deemed resignation, removal or otherwise, the Directors then in office shall continue to act, and in the event the Directors then in office do not constitute a quorum, actions that could otherwise have been taken by Directors holding a majority of the votes of the full Board at any meeting at which there was a quorum may be taken by Directors holding a majority of the votes of the Directors then in office, even if less than a quorum; provided, however, if the vacancy is created as a result of the death, resignation, deemed resignation or removal of a GSCP Director, Kelso Director or VAC Director, so that at such time there is no GSCP Director, Kelso Director or VAC Director, as the case may be, no action may be taken by the Directors remaining in office for at least five (5) Business Days following the creation of such vacancy so that GSCP, Kelso or VAC, as applicable, may fill such vacancies with Directors appointed or designated by such Investor Member prior to the taking of any Board action. Except in the case of vacancies caused by deemed resignations pursuant to the penultimate sentence of Section 4.7, any vacancy shall be filled at any time in accordance with Section 4.1(b). Any vacancy caused by deemed resignations pursuant to the penultimate sentence of Section 4.7 shall not be filled by the Board or the Members and the total size of the full Board shall be reduced by the numbers of Directors that were deemed to have resigned pursuant to the penultimate sentence of Section 4.7. A Director elected to fill a vacancy shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

Section 4.10 Directors as Agents. The Directors, to the extent of their powers set forth in this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers shall bind the Company. Except as otherwise provided in Section 1.3 and notwithstanding the last sentence of Section 18-402 of the Delaware Act, no single Director shall have the power to bind the Company and the Board shall have the power to act only collectively in the manner specified herein.

Section 4.11 Officers. The Board shall appoint an individual or individuals to serve as the Company’s Chief Executive Officer and President and Chief Financial Officer and may, from time to time as it deems advisable, appoint additional officers of the Company (together with the Chief Executive Officer and President and Chief Financial Officer, the “Officers”) and assign such officers titles (including, without limitation, Vice President, Secretary and Treasurer). Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 4.11 may be revoked at any time by the Board. Any Officer may be removed with or without cause by the Board, except as otherwise provided in this Agreement or in any services or employment agreement between such Officer and the Company. Any officer of a Subsidiary may be removed with or without cause by the applicable Subsidiary Board, except as otherwise provided in this Agreement or in any services or employment agreement between such officer and such Subsidiary. The initial officers that are hereby appointed by the Board, effective as of April 20, 2007, are set forth on Schedule 4.11 hereof.

Section 4.12 Certain Covenants. Notwithstanding anything to the contrary herein, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, take any of the following actions without the prior written consent of the Majority Sponsors (it being understood that for purposes of this Section 4.12, “Majority Sponsors” shall only include, as of the date of determination regarding which Members must consent to the following actions set forth in this Section 4.12, those Majority Sponsors that continue to hold the Requisite Original Amount at the time of such determination, and if no such Majority Sponsor continues to hold the

Requisite Original Amount, then the actions set forth in this Section 4.12 shall no longer be subject to the approval of the Members by reason of this Section 4.12):

(a) amend or repeal any provision of the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Material Subsidiaries;

(b) dissolve or merge the Company or ADESA or IAAI or any entity owning ADESA or IAAI, or sell, lease or exchange all or substantially all of the assets of the Company or any of its Material Subsidiaries;

(c) issue shares of capital stock or securities convertible into shares, or warrants, options or other rights to acquire shares or limited liability interests or partnership interests in the Company or any of its Subsidiaries, except to the Company or a wholly-owned Subsidiary; provided, that any such issuance shall be subject to Section 6.4(b);

(d) repurchase any Units or Interests in the Company; provided, that the repurchase of any Units or Interests in the Company from any Investor Member shall require the prior written consent of each of Kelso, VAC and GSCP;

(e) declare dividends or other distributions of earnings or capital, except to the Company or a wholly owned Subsidiary; provided, that any such declaration and distribution shall be subject to the provisions of Article IX;

(f) create, incur, assume or suffer to exist any indebtedness of the Company or any of its Subsidiaries for borrowed money (which shall include for purposes hereof capitalized lease obligations and guarantees or other contingent obligations for indebtedness for borrowed money but exclude indebtedness for borrowed money, including credit line capacity existing as of the date hereof) in an aggregate amount (as to the Company and all of its Subsidiaries) in excess of (x) $1,000,000 in any year and (y) $5,000,000 outstanding at any one time in the aggregate;

(g) enter into any transactions (except as expressly contemplated by this Agreement) with any “affiliate” or “associate” (as such terms are defined under Rule 12b 2 of the Exchange Act); provided, that any such transaction must be on terms which are no less favorable to the Company or a Subsidiary, as applicable, than those terms which would be obtained in a comparable arm’s-length transaction with an unrelated third party or on terms that are otherwise approved by each of Kelso, GSCP and VAC;

(h) commence, settle or compromise any legal proceedings out of the ordinary course business for an amount in excess of $250,000 or which imposes material injunctive or other restrictions on the Company or its Subsidiaries in the future;

(i) select or change its independent certified accountants;

(j) make any loans or advances to or investments in any Person (other than a wholly owned Subsidiary) in excess of $250,000 outstanding at any one time in the aggregate, other than extensions of trade credit and advances to employees for travel expenses made in the ordinary course of business;

(k) remove its Chief Executive Officer;

(l) engage in any business or activity other than those related to the current businesses of the Company or its Subsidiaries (including ADESA and IAAI); or

(m) agree or otherwise commit to take any actions set forth in the foregoing subparagraphs (a) through (l);

provided, that the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, take any action that would reasonably be expected to result in the recognition of ECI or UBTI by any of the partners of any GSCP Member, Kelso Member, VAC Member or Parthenon Member without the prior written consent of each of GSCP, Kelso, VAC and Parthenon.

ARTICLE V

INVESTMENT REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1 Representations, Warranties and Covenants of Members.

(a) Investment Intention and Restrictions on Disposition. Each Member represents and warrants that such Member is acquiring the Interests solely for such Member’s own account for investment and not with a view to resale in connection with any distribution thereof. Each Member agrees that such Member will not, directly or indirectly, Transfer any of the Interests (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the Interests) or any interest therein or any rights relating thereto or offer to Transfer, except in compliance with the Securities Act, all applicable state securities or “blue sky” laws and this Agreement, as the same shall be amended from time to time. Any attempt by a Member, directly or indirectly, to Transfer, or offer to Transfer, any Interests or any interest therein or any rights relating thereto without complying with the provisions of this Agreement, shall be void and of no effect.

(b) Securities Laws Matters. Each Member acknowledges receipt of advice from the Company that (i) the Interests have not been registered under the Securities Act or qualified under any state securities or “blue sky” laws, (ii) it is not anticipated that there will be any public market for the Interests, (iii) the Interests must be held indefinitely and such Member must continue to bear the economic risk of the investment in the Interests unless the Interests are subsequently registered under the Securities Act and such state laws or an exemption from registration is available, (iv) Rule 144 promulgated under the Securities Act (“Rule 144”) is not presently available with respect to sales of any securities of the Company and the Company has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future, (v) when and if the Interests may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of Rule 144 and the provisions of this Agreement, (vi) if the exemption afforded by Rule 144 is not available, public sale of the Interests without registration will require the availability of an exemption under the Securities Act, (vii) restrictive legends shall be placed on any certificate representing the Interests and (viii) a notation shall be made in the appropriate records of the Company indicating that the Interests are subject to restrictions on transfer and, if the Company should in the future engage the services of a transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Interests.

(c) Ability to Bear Risk. Each Member represents and warrants that (i) such Member’s financial situation is such that such Member can afford to bear the economic risk of holding the Interests for an indefinite period and (ii) such Member can afford to suffer the complete loss of such Member’s investment in the Interests.

(d) Access to Information; Sophistication; Lack of Reliance. Each Member represents and warrants that (i) such Member is familiar with the business and financial condition, properties, operations and prospects of the Company and that such Member has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and the terms and conditions of the purchase of the Interests and to obtain any additional information that such Member deems necessary, (ii) such Member’s knowledge and experience in financial and business matters is such that such Member is capable of evaluating the merits and risk of the investment in the Interests and (iii) such Member has carefully reviewed the terms and provisions of this Agreement and has evaluated the restrictions and obligations contained therein. In furtherance of the foregoing, each Member represents and warrants that (i) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of the Company or as to the desirability or value of an investment in the Company has been made to such Member by or on behalf of the Company, (ii) such Member has relied upon such Member’s own independent appraisal and investigation, and the advice of such Member’s own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company and (iii) such Member will continue to bear sole responsibility for making its own independent evaluation and monitoring of the risks of its investment in the Company. For purposes of this Section 5.1(d), the Company includes each of the businesses to be acquired by the Company pursuant to the Merger Agreement or the IAAI Contribution; provided, however, that this provision shall have no effect on the representations and warranties contained in the Contribution Agreement.

(e) Accredited Investor. Each Member represents and warrants that such Member is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and, in connection with the execution of this Agreement, agrees to deliver such certificates to that effect as the Board may request.

Section 5.2 Additional Representations and Warranties of Non-Investor Members. Each Non-Investor Member represents and warrants that (i) such Non-Investor Member has duly executed and delivered this Agreement, (ii) all actions required to be taken by or on behalf of the Non-Investor Member to authorize it to execute, deliver and perform its obligations under this Agreement have been taken and this Agreement constitutes such Non-Investor Member’s legal, valid and binding obligation, enforceable against such Non-Investor Member in accordance with the terms hereof, (iii) the execution and delivery of this Agreement and the consummation by the Non-Investor Member of the transactions contemplated hereby in the manner contemplated hereby do not and will not conflict with, or result in a breach of any terms of, or constitute a default under, any agreement or instrument or any applicable law, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority which is applicable to the Non-Investor Member or by which the Non-Investor Member or any material portion of its properties is bound, (iv) no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by such Non-Investor Member in connection with the execution and delivery of this Agreement or the performance of such Non-Investor Member’s obligations hereunder, (v) if such Non-Investor Member is an individual, such Non-Investor Member is a resident of the state set forth opposite such Non-Investor Member’s name on Schedule A and (vi) if such Non-Investor Member is not an individual, such Non-Investor Member’s principal place of business and mailing address is in the state set forth opposite such Non-Investor Member’s name on Schedule A.

Section 5.3 Additional Representations and Warranties of Investor Members.

(a) Due Organization; Power and Authority, etc. KIA VII represents and warrants that it is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. KEP VI, LLC represents and warrants that it is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of GS Capital Partners VI Fund, L.P. and GS Capital Partners VI Parallel, L.P. represents and warrants that it is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. GS Capital Partners VI GmbH & Co. KG represents and warrants that it is a German limited partnership (Kommanditgesellschaft) duly formed, validly registered at the lower court of Frankfurt a.M. in Germany and in good standing under the laws of Germany. GS Capital Partners VI Offshore Fund, L.P. hereby represents and warrants that it is an exempted limited partnership duly formed, validly existing and in good standing under the laws of the Cayman Islands. ValueAct Capital Master Fund, L.P. represents and warrants that it is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. PCap KAR, LLC represents and warrants that it is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Investor Member further represents and warrants that it has all necessary power and authority to enter into this Agreement to carry out the transactions contemplated herein.

(b) Authorization; Enforceability. All actions required to be taken by or on behalf of such Investor Member to authorize it to execute, deliver and perform its obligations under this Agreement have been taken, and this Agreement constitutes the legal, valid and binding obligation of such Investor Member, enforceable against such Investor Member in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

(c) Compliance with Laws and Other Instruments. The execution and delivery of this Agreement and the consummation by such Investor Member of the transactions contemplated hereby in the manner contemplated hereby do not and will not conflict with, or result in a breach of any terms of, or constitute a default under, any agreement or instrument or any applicable law, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority which is applicable to such Investor Member or by which such Investor Member or any material portion of its properties is bound, except for conflicts, breaches and defaults that, individually or in the aggregate, will not have a material adverse effect upon the financial condition, business or operations of such Investor Member or upon such Investor Member’s ability to enter into and carry out its obligations under this Agreement.

(d) Executing Parties. The person executing this Agreement on behalf of each Investor Member has full power and authority to bind such Investor Member to the terms hereof.

Section 5.4 Additional Covenants of Management Members. Each Management Member hereby agrees that, upon the receipt of any Override Unit, it shall make an election pursuant to section 83(b) of the Code.

ARTICLE VI

CAPITAL ACCOUNTS; CAPITAL CONTRIBUTIONS

Section 6.1 Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Member. The initial balance in each Member’s Capital Account shall be as set forth on Schedule A.

Section 6.2 Adjustments.

(a) Each Member’s Capital Account shall be credited with the amount of cash contributed by such Member on the date hereof, which will be set forth on Schedule A, and shall also be credited with the Fair Market Value of the property contributed by such Member on the date hereof, which will be set forth on Schedule A.

(b) As of the end of each Accounting Period, the balance in each Member’s Capital Account shall be adjusted by (i) increasing such balance by (A) such Member’s allocable share of Net Income (allocated in accordance with Section 8.1), (B) the items of gross income allocated to such Member pursuant to Section 8.2 and (C) the amount of cash and the Fair Market Value of any property (as of the date of the contribution thereof and net of any liabilities encumbering such property) contributed to the Company by such Member during such Accounting Period, if any, and (ii) decreasing such balance by (A) the amount of cash and the Fair Market Value of any property (as of the date of the distribution thereof and net of any liabilities encumbering such property) distributed to such Member during such Accounting Period, (B) such Member’s allocable share of Net Loss (allocated in accordance with Section 8.1) and (C) the items of gross deduction allocated to such Member pursuant to Section 8.2. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations section 1.704-1(b) and section 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

Section 6.3 Closing Capital Contributions.

(a) On the date hereof (i) each Member (other than Axle LLC) shall make a cash Capital Contribution to the Company in the amount set forth opposite such Member’s name on Schedule A and, in consideration thereof, the Company shall issue to such Member the number of Class A Common Units set forth opposite such Member’s name on Schedule A, (ii) the VAC Members shall contribute the number of shares of common stock of ADESA set forth opposite VAC’s name on Schedule A hereto and, in consideration thereof and in consideration for the cash Capital Contribution made by VAC pursuant to clause (i) hereof, the Company shall issue to VAC the number of Class A Common Units set forth opposite VAC’s name on Schedule A, and (iii) Axle LLC shall contribute to the Company all of the Axle Holdings Shares held by Axle LLC, pursuant to the Contribution Agreement and, in consideration thereof, the Company shall issue to Axle LLC the number of Class B Common Units set forth opposite Axle LLC’s name on Schedule A.

(b) With respect to cash Capital Contributions received by the Company on the date hereof (as set forth in Section 6.3(a) above), any of the Officers of the Company shall be authorized to authorize the contribution on or around the date hereof of all or a portion of such funds promptly to KAR Holdings and/or any other Subsidiary of the Company to consummate the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary, no further approval of the Board or the Members shall be required with respect to the foregoing. In addition, the Officers of the Company shall be authorized to authorize, and such Officers shall effect, pursuant to the Contribution Agreement, the contribution of the Axle Holdings Shares to KAR Holdings immediately following the IAAI Contribution.

Section 6.4 Additional Capital Contributions.

(a) No Member shall be required to make any additional Capital Contribution to the Company in respect of the Interests then owned by such Member. However, from and after the date hereof, Management Members, Outside Members and Investor Members shall have the right

(but not the obligation) to make additional Capital Contributions to the Company at any time, upon the approval of the Board (which authorization must be approved by at least one GSCP Director, one Kelso Director and one VAC Director and is further subject to compliance with the provisions of Sections 4.12 and 6.4(b)). Any contributions of property after the date hereof shall be valued at their Fair Market Value.

(b) Without limiting the generality of Section 6.4(a) (and without duplication), if after the date hereof and prior to an Initial Public Offering, the Company proposes to issue, other than any Exempt Issuances, any Interests (the “Proposed Third Party Interests”), the Company shall first offer in writing (the “Initial Preemptive Rights Notice”) to sell to (x) each Investor Member and (y) each Management Member and Outside Member who continues to hold at least 10% of the Units that such Management Member or Outside Member (together with its Affiliates), as applicable, purchased on the date hereof (or on the date such member was admitted as an Additional Member in accordance with Section 3.9(a), if applicable), their respective Pro Rata Share of such Proposed Third Party Interests. A Member, upon receipt of an Initial Preemptive Rights Notice, shall have twenty (20) days to indicate in writing whether it accepts the offer to participate in such issuance, setting forth the number of Proposed Third Party Interests it wishes to purchase (up to its Pro Rata Share of such Proposed Third Party Interests, such portion that such Member wishes to purchase, the “Initial Purchase Amount”); provided that in order to exercise its rights under this Section 6.4(b), such Member must execute all customary transaction documents in connection with such issuance; provided further that in the event that the Company is issuing more than one type or class of securities in connection with such issuance, each Member participating in such issuance shall be required to acquire the same percentage of all such types and classes of securities. Upon the earlier of the expiration of such twenty (20) day period or the date upon which the Members receiving the Initial Preemptive Rights Notice have responded thereto in writing to the Company, (x) if all of the Members have affirmatively responded to such Initial Preemptive Rights Notice to purchase each such Member’s entire Pro Rata Share of such Proposed Third Party Interests, the Company may no longer issue and sell such Proposed Third Party Interests to the offerees thereof or (y) if not all of such Members have affirmatively responded to such Initial Preemptive Rights Notice, then such Proposed Third Party Interests specified in the Initial Preemptive Rights Notice that are not purchased by the Members receiving the Initial Preemptive Rights Notice (the “Declined Interests”) pursuant to the terms of this Section 6.4(b) shall be offered by the Company, by written notice (the “Second Preemptive Rights Notice”) to the Investor Members that have affirmatively responded to the Initial Preemptive Rights Notice, and each such participating Investor Member shall have ten (10) days to indicate in writing whether it accepts the offer to purchase its pro rata portion of the Declined Interests (such pro rata portion to be calculated based on each such participating Investor Member’s ownership of Units in relation to the ownership of Units by the other participating Investor Members that received the Second Preemptive Rights Notice, such portion that such Member wishes to purchase, the “Additional Purchase Amount”). If any Declined Interests specified in the Second Preemptive Rights Notice are not purchased by the participating Members receiving the Second Preemptive Rights Notice, such further declined securities may be issued and sold by the Company to the offerees thereof (at a purchase price and on terms no less favorable to the Company than the terms set forth in the Initial Preemptive Rights Notice) within ninety (90) days of the date of the Initial Preemptive Rights Notice. The Company shall issue an aggregate number of Proposed Third

Party Interests to each Member that has given written notice of the exercise of its rights hereunder equal to the sum of the Initial Purchase Amount and all Additional Purchase Amounts applicable to such Member as soon as practicable, and in no event later than the later of (i) five Business Days after receipt of such notice, and (ii) the closing of the issuance of such Interests to the third-party purchaser, against payment to the Company by such Member of solely cash consideration for such Interests. Any equity securities not issued within the 90-day period will be subject to the provisions of this Section 6.4(b) upon subsequent issuance. The Company shall provide that the issuance of interests in any Subsidiary shall be subject to preemptive rights substantially similar to, and in favor of the holders of, the rights described in this Section 6.4(b); provided, however, that such preemptive rights relating to any Subsidiary shall terminate upon the Initial Public Offering.

(c) Notwithstanding anything to the contrary herein, except upon the unanimous approval of the Board, no Member shall have the right to make additional Capital Contributions to the Company or purchase additional Units or equity securities pursuant to this Section 6.4 and the Company shall not be required to deliver a Preemptive Rights Notice in connection with (i) issuances to management, employees, officers or directors of the Company or any of its Subsidiaries pursuant to management incentive programs approved by the Override Unit Committee, including any issuances of Override Units under this Agreement, (ii) issuances to a Third Party in connection with (A) the debt financing of the Company or any of its Subsidiaries or (B) any restructuring or refinancing of indebtedness of the Company or any of its Subsidiaries, (iii) issuances, deliveries or sales of securities by the Company or any of its Subsidiaries to a Third Party in connection with the acquisition, strategic business combination or investment by the Company approved by the Board in any party which is not, prior to such transaction, an Affiliate of the Company or any Member (whether by merger, consolidation, stock swap, sale of assets or securities, or otherwise) or (iv) issuances, deliveries or sales of securities by the Company in connection with an IPO or a registration pursuant to the Registration Rights Agreement (collectively, “Exempt Issuances”).

(d) The provisions of this Section 6.4 are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any additional Capital Contributions or to cause the Board to consent to the making of additional Capital Contributions. Members shall be deemed to have contributed such additional capital upon issuance of additional Interests equal to the cash purchase price for such Interests or, if no cash is paid or there is non-cash consideration (including in the event that the Company or any Subsidiary acquires any company or business (whether by stock purchase, merger or otherwise, including any Company or business acquired or transferred from any Affiliate of the Company), and Units are issued in respect of such acquisition), in the amount of the Fair Market Value of such non-cash consideration as determined by the Board in good faith at or prior to issuance of such Interests. For the avoidance of doubt, the immediately foregoing sentence shall also apply to issuances of Interests to Additional Members. No Member shall be permitted to finance its additional Capital Contribution pursuant to this Section 6.4 by or through third-party financing or any relationship or arrangement with third parties (other than third-party equity financings or debt financing not secured by Units or by any Interests).

Section 6.5 Negative Capital Accounts. Except as otherwise required by this Agreement, no Member shall be required to make up a negative balance in its Capital Account.

ARTICLE VII

ADDITIONAL TERMS APPLICABLE TO OVERRIDE UNITS

Section 7.1 Certain Terms.

(a) Forfeiture of Operating Units. A Management Member’s Operating Units shall be subject to forfeiture in accordance with the schedule in Section 7.2(a)(ii) hereof if he or she becomes an Inactive Management Member before the fourth anniversary of the issuance date of such Member’s Operating Units. Notwithstanding the forfeiture provisions of this Agreement that apply to Operating Units, only Retainable Operating Units held by Management Members and Inactive Management Members shall participate in distributions under Section 9.1; provided that all Operating Units that are then held (and not previously forfeited) by Management Members and Inactive Management Members shall vest and be entitled to participate in distributions made upon an Exit Event. For purposes of this Agreement, “Retainable Operating Units” means, at any particular date of determination, (a) with respect to any Management Member, such number of Operating Units then held by such Management Member that would be retained and not forfeited by such Management Member pursuant to the schedule set forth in Section 7.2(a)(ii) hereof if the employment of such Management Member with the Company or the Subsidiary that employs such Management Member was terminated at such time for any reason other than for Cause and (b) with respect to an Inactive Management Member, all Operating Units retained (and not previously forfeited in accordance with the schedule set forth in Section 7.2(a)(ii)) by such Inactive Management Member.

(b) Valuation of the Value Units. Value Units of a Management Member will participate in distributions under Article IX as follows (and only as follows): (i) No Value Units will participate in distributions if the Investment Multiple is less than or equal to 1.5, (ii) all Value Units will participate in distributions if the Investment Multiple is at least 3.5 and (iii) the Applicable Performance Percentage of the Value Units will participate in distributions if the Investment Multiple is greater than 1.5 and less than 3.5. Notwithstanding the foregoing or anything to the contrary, in no event shall any Value Units participate in distributions under Article IX unless the Investor Members receive an internal rate of return, compounded annually (“IRR”), on their investment in the Company of at least 12% and the Investment Multiple is greater than 1.5. The IRR will be calculated after giving effect to the dilution of the Investor Member’s Interests in the Company by the Override Units (i.e., including after calculating an assumed distribution to Management Members based on the level of participation of the Value Units in a distribution under Article IX as calculated in accordance with the first sentence hereof and then calculating the IRR on this basis). The “Applicable Performance Percentage” means, expressed as a percentage, the quotient obtained by dividing (x) the excess, if positive, of the

Investment Multiple (as defined below) over 1.5 by (y) 2. The “Investment Multiple” is computed by dividing (x) the Current Value by (y) the Initial Price. It is understood that the calculation of the Investment Multiple, and the applicable level of Value Unit participation pursuant to this Section 7.1(b) in any distribution under Article IX shall give effect to the proceeds received by the Investor Members pursuant to the distribution in question and all prior distributions. In the event that any portion of the Value Units does not become eligible to participate in distributions pursuant to this Section 7.1(b) upon the occurrence of an Exit Event, such portion of such Value Units shall automatically be forfeited.

(c) Calculations. All calculations required or contemplated by Section 7.1(b) shall be made in the sole determination of the Override Unit Committee and shall be final and binding on the Company and each Management Member.

(d) Benchmark Amount. The Board shall determine the Benchmark Amount with respect to each Override Unit at the time such Override Unit is issued to a Management Member, which shall be reflected on Schedule A. The Benchmark Amount of each Override Unit issued as of the date hereof will be $100, which (together with the provisions of Sections 9.1(b) and (c)) are intended to result in such Override Unit being treated as a profits interest for U.S. federal income tax purposes as of the date such Override Unit is issued.

Section 7.2 Effects of Termination of Employment on Override Units.

(a) Forfeiture of Override Units upon Termination.

(i) Termination for Cause. Unless otherwise determined by the Override Unit Committee in a manner more favorable to such Management Member, in the event that a Management Member ceases to provide services to the Company or one of its Subsidiaries in connection with any termination for Cause, all of the Override Units issued to such Inactive Management Member shall be forfeited.

(ii) Other Termination. Unless otherwise determined by the Override Unit Committee in a manner more favorable to such Management Member, in the event that a Management Member ceases to provide services to the Company or one of its Subsidiaries in connection with the termination of employment of such Member for any reason other than a termination for Cause, then, in the event that (x) an Exit Event has not yet occurred, and (y) no definitive agreement shall be in effect regarding a transaction, which, if consummated, would result in an Exit Event, then all of the Value Units issued to such Inactive Management Member shall be forfeited and a percentage of the Operating Units issued to such Inactive Management Member shall be forfeited according to the following schedule (it being understood that in the event that such forfeiture does not occur as a result of the operation of clause (y) but the definitive agreement referred to in such clause

(y) subsequently terminates without consummation of an Exit Event, then the forfeiture of all of the Value Units and of the applicable percentage of Operating Units referred to herein shall thereupon occur):

If the termination occurs	Percentage of such Inactive Management Member’s Operating Units to be Forfeited
Before the first anniversary of the grant of such Inactive Management Member’s Operating Units	100%

On or after the first anniversary, but before the second anniversary, of the grant of such Inactive Management Member’s Operating Units	75%

On or after the second anniversary, but before the third anniversary, of the grant of such Inactive Management Member’s Operating Units	50%

On or after the third anniversary, but before the fourth anniversary, of the grant of such Inactive Management Member’s Operating Units	25%

On or after the fourth anniversary of the grant of such Inactive Management Member’s Operating Units	0%

(b) Inactive Management Members. If a Management Member ceases to provide services to or for the benefit of the Company or one of its Subsidiaries in connection with the termination of employment of such Member for any reason, the Common Units held by such Member shall cease to have voting rights and such Member shall be thereafter referred to herein as an “Inactive Management Member” with only the rights of an Inactive Management Member specified herein. Notwithstanding the foregoing, such Inactive Management Member shall continue to be treated as a Member (including, for the avoidance of doubt, for purposes of Article IX hereof). If an Inactive Management Member violates any material provision of this Agreement or materially breaches any written covenant or agreement with the Company or any of its Subsidiaries not to disclose any information pertaining to the Company or such Subsidiary or not to compete or interfere with the Company or such Subsidiary, and the Majority Sponsors determine that in light of such material breach and the circumstances relating thereto that it would be appropriate to do so, such Majority Sponsors (acting through the Override Unit Committee) may determine that all or any portion of the Override Units issued to such Inactive Management Member shall be forfeited.

(c) Effect of Forfeiture. Any Override Unit, which is forfeited, shall be cancelled for no consideration.

(d) Special Distribution. If a Management Member ceases to provide services to or for the benefit of the Company or one of its Subsidiaries in connection with the termination of employment of such Member for any reason, the Company may distribute (with the consent of the applicable Management Member and the Board) to such Management Member, in complete liquidation of his retained Units (including Common Units and Operating Units), shares of the common stock or other equity interest in KAR Holdings, in each case, having a Fair Market Value equal to the amount that such Inactive Management Member would have received with respect to such retained Units if the assets of the Company were sold for their Fair Market Value and the proceeds thereof distributed in accordance with Section 13.2, as determined by the Board. Prior to the Initial Public Offering, a condition to any such distribution shall be that such Inactive Management Member enters into the Shareholders Agreement and the Registration Rights Agreement, in which case any such shares or other equity interests, as applicable, distributed shall be subject to such Shareholders Agreement and the Registration Rights Agreement.

(e) Special Allocation. Notwithstanding any other provision of this Agreement, if an Override Unit of a Management Member is forfeited pursuant to this Article VII, then the Override Unit Committee, in its sole discretion, may at any time reallocate all or any portion of such forfeited Override Units to one or more of the Management Members or to a Person who becomes a Management Member.

(f) Nontransferability of Awards. Notwithstanding anything to the contrary herein, no Override Units may be Transferred, other than (i) retained Operating Units by will or by the laws of descent and distribution (or, subject to the approval of the Override Unit Committee, such approval not to be unreasonably withheld, to a trust or other entity as described in Section 12.2 for estate-planning purposes), (ii) subject to approval by the Override Unit Committee in any individual case (including such additional terms and conditions as the Override Unit Committee shall require), to a transferee under Article XII. All distributions in respect of Override Units issued to a Management Member or an Inactive Management Member hereunder shall be distributed during his or her lifetime only to such Management Member or Inactive Management Member or, if applicable, a transferee permitted under Section 12.2.

Section 7.3 Capital Adjustment.

(a) Unit Gross Up. In the event that the Board or the Override Unit Committee determines to implement an option plan or other incentive plan (whether at the Company level or any Subsidiary, excluding any such plan relating to the IAAI Dilutive Interests) covering employees of the Company or any of its Subsidiaries (an “Implemented Equity Plan”) and the Override Unit Committee determines that action is necessary in order to appropriately distribute management economics between this Agreement and such Implemented Equity Plan consistent with the contemplated split of management economics between this Agreement and such Implemented Equity Plan, the Company may issue to the Members holding Common Units a number of additional Common Units for no or nominal cost. Any and all calculations applicable to this Section 7.3(a) (including but not limited to (i) the numbers of additional Common Units that are necessary to be issued to the Members and (ii) the percentages applicable to any

Implemented Equity Plan or this Agreement in respect of Management Member’s economics) shall be determined in good faith by the Override Unit Committee in its sole discretion but shall be made to preserve the relative management economics between this Agreement and such Implemented Equity Plan.

(b) Subsidiary Share Gross Up and Other Adjustments. In addition to actions taken under Section 7.3(a), in order to prevent dilution to the Members by virtue of an Implemented Equity Plan and to appropriately distribute management economics between this Agreement and such Implemented Equity Plan consistent with the contemplated split of management economics between this Agreement and such Implemented Equity Plan, the Company shall have the right to cause its applicable Subsidiary to issue to the Company an additional number of shares of capital stock or other equity interests in the applicable Subsidiary as determined by the Override Unit Committee at no or nominal cost.

Section 7.4 Override Unit Committee Discretion. The Override Unit Committee may in its discretion make adjustments to any of the provisions set forth in this Article VII, or otherwise modify the terms of Override Units, in a manner more favorable to any Management Member (or Inactive Management Member), including, but not limited to, accelerated vesting of Override Units, modifications to the hurdles applicable to Value Units or changes in forfeiture provisions.

ARTICLE VIII

ALLOCATIONS

Section 8.1 Book Allocations of Net Income and Net Loss.

(a) Except as provided in Section 8.2, Net Income and Net Loss of the Company shall be allocated among the Members’ Capital Accounts as of the end of each Accounting Period or portion thereof in a manner that as closely as possible gives effect to the economic provisions of this Agreement.

(b) Except as otherwise provided in Section 8.2, all items of gross income, gain, loss and deduction included in the computation of Net Income and Net Loss shall be allocated in the same proportion as are Net Income and Net Loss.

Section 8.2 Special Book Allocations.

(a) Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) and such adjustment, allocation or distribution causes or increases a deficit in such Member’s Capital Account in excess of its obligation to make additional Capital Contributions (a “Deficit”), items of gross income and gain for such Accounting Period and each subsequent Accounting

Period shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 8.2(a) shall be made only if and to the extent that such Member would have a Deficit after all other allocations provided for in this Article VIII have been tentatively made as if this Section 8.2(a) were not in this Agreement. This Section 8.2(a) is intended to comply with the qualified income offset provision of Treasury Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(b) Notwithstanding anything to the contrary in this Agreement, items of gross income, gain, loss or deduction shall be specifically allocated to particular Members to the extent necessary to comply with applicable law (including the requirement to make “forfeiture allocations” within the meaning of Prop. Treas. Reg. Section 1. 704- 1(b)(4)(xii)).

(c) Restorative Allocations. Any special allocations of items of income or gain pursuant to this Section 8.2 shall be taken into account in computing subsequent allocations pursuant to this Agreement so that the net amount for any item so allocated and all other items allocated to each Member pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each Member pursuant to the provisions of this Agreement if such special allocations had not occurred.

Section 8.3 Tax Allocations. The income, gains, losses, credits and deductions recognized by the Company shall be allocated among the Members, for U.S. federal, state and local income tax purposes, to the extent permitted under the Code and the Treasury Regulations, in the same manner that each such item is allocated to the Members’ Capital Accounts. Notwithstanding the foregoing, the Board shall have the power to make such allocations for U.S. federal, state and local income tax purposes so long as such allocations have substantial economic effect, or are otherwise in accordance with the Members’ Interests, in each case within the meaning of the Code and the Treasury Regulations. Notwithstanding the previous sentence, in allocating income, gain, loss, credits, and deductions among the Members for U.S. federal, state, and local income tax purposes, the Board has discretion to: (1) disregard Section 7.1(c); and (2) compute Current Value by assuming that the price per Common Unit will equal the quotient obtained by dividing: (x) the aggregate capital accounts of all Members, by (y) the number of Common Units outstanding, including all Override Units issued and outstanding at the end of the taxable year, whether vested or unvested, other than Override Units (including without limitation, Value Units issued hereunder) that, by their terms would be forfeited in conjunction with the occurrence of an Exit Event if they did not become eligible to participate in distributions pursuant to Section 7.1(b) upon the occurrence of the Exit Event. In accordance with section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value.

ARTICLE IX

DISTRIBUTIONS

Section 9.1 Distributions Generally.

(a) This section provides for the distribution of certain amounts (“Distributable Amounts”) to the Members. The term “Distributable Amounts” means (i) upon the occurrence of an Exit Event, all amounts held by the Company immediately following such Exit Event reduced by existing liabilities and expenses of the Company and a reasonable reserve for future liabilities and expenses; and (ii) at any other time determined by the Board (in its sole discretion), any amounts designated by the Board to the extent that the cash available to the Company is in excess of the reasonably anticipated needs of the business (including reserves). Immediately prior to the making of any distribution, a tentative distribution schedule shall be prepared for approval by the Board (and no distribution shall be made without such approval), including for the purpose of determining the Investment Multiple (and the corresponding Applicable Performance Percentage), the number of Participating Units, the Reduction Amounts and the IAAI Dilution Reductions, in each case if applicable. In determining the amount distributable to each Member, the provisions of this Section 9.1 shall be applied in an iterative manner with respect to the participation of Override Units. Distributable Amounts shall then be distributed in accordance with an approved distribution schedule as follows:

(b) Subject to the provisions of this Section 9.1 and the provisions of Article VII, any such distributions shall be made to each Member pro rata based on the percentage obtained by dividing the number of Participating Units held by each such Member by the aggregate number of all Participating Units held by all Members as of the time of such distribution.

(c) Notwithstanding the foregoing, for purposes of Section 9.1(b), if any Management Member has a Benchmark Amount in respect of any Participating Units held by such Management Member (“Benchmarked Participating Units”), then the amount of any proposed distribution pursuant to Section 9.1(b) to such holder of any Benchmarked Participating Unit in respect of such Override Unit shall be reduced until the total reductions (each reduction, a “Reduction Amount”) in proposed distributions pursuant to this Section 9.1(c) in respect of such Override Unit equals the Benchmark Amount applicable to such Override Unit. The Benchmark Amount of any Benchmarked Participating Units shall be reduced dollar-for-dollar for any Reduction Amounts until the Benchmark Amount of such Override Unit is reduced to zero. Any Reduction Amounts shall be distributed to all of the Members holding Participating Units in accordance with Section 9.1(b) (without applying this Section 9.1(c) again with respect to such redistributed Reduction Amount).

(d) Notwithstanding anything to the contrary contained in this Agreement, if at the time of any distribution under Section 9.1(b) there exists any IAAI Rollover Dilution Amounts, then (x) the aggregate amount of distributions to holders of Common Units shall be deemed to be increased by the amount of the IAAI Rollover Dilution Amount and (y) the aggregate amount actually distributed to Axle LLC in respect of its Class B Common Units will be reduced (each reduction, an “IAAI Dilution Reduction”) by the IAAI Rollover Dilution Amount existing at the time of such distribution. The IAAI Rollover Dilution Amount shall be reduced dollar-for-dollar for any IAAI Dilution Reductions until the IAAI Rollover Dilution Amount is reduced to zero.

(e) For purposes of this Agreement, “Participating Units”, with respect to any distribution in question, means (i) all Common Units, (ii) all Retainable Operating Units at such time; provided that “Participating Units” shall mean all Operating Units in the event of a distribution made upon an Exit Event (whether or not such Operating Unit would otherwise be considered a Retainable Operating Unit pursuant to Section 7.1(a)) and (iii) the number of Value Units which shall participate in such distribution as calculated in accordance with the provisions of Section 7.1(b). For the avoidance of doubt, it is understood that, with respect to Override Units that are not included in Participating Units for purposes of any particular distribution (including any Override Units for which this Agreement states that such Override Units “will not participate in distributions under Article IX” or any similar formulation or reference under this Agreement), (i) Management Members will not receive distributions in respect of such non-participating Override Units held pursuant to Article IX and (ii) that such non-participating Override Units held will not be counted in any determination of the proportionate ownership of Units of such Member or any other Member for purposes of Article IX. For explanatory purposes, examples of payments to Participating Units upon a distribution are set forth on Schedule B hereto.

(f) In the event that, pursuant to the applicable calculations under Section 7.1(b), a Value Unit was not previously entitled to participate in an actual distribution made by the Company under Section 9.1(b) but, thereafter, in a future distribution such Value Unit becomes entitled to participate in such then current distribution, as calculated in accordance with the terms of Section 7.1(b), then Section 9.1(b) notwithstanding, any distributions by the Company in respect of such distribution in question shall be made 100% to the holder of such Value Units in respect of such Value Unit until the total distributions made pursuant to this Section 9.1(f) in respect of such Value Unit equal the total distributions that would have been made in respect of such Value Unit if such Value Unit (and any other Value Units currently entitled to participate in distributions) had at all times been entitled to participate in such prior distributions to the extent provided for under Section 7.1(b). In the event that this Section 9.1(f) applies to two or more Value Units at the same time, the distributions contemplated by this Section 9.1(f) shall be made in respect of each such Value Unit in proportion to the amounts distributable under this Section 9.1(f) in respect of each such Value Unit. For the avoidance of doubt, this Section 9.1(f) shall not apply to any Value Unit that is forfeited. The Board shall have the power in its sole discretion to make adjustments to the operation of this Section 9.1(f) if the Board determines in its sole discretion that such adjustments will further the intent of this Section 9.1(f).

Section 9.2 Distributions In Kind. In the event of a distribution of Company property, such property shall for all purposes of this Agreement be deemed to have been sold at its Fair Market Value and the proceeds of such sale shall be deemed to have been distributed to the Member receiving such Company property.

Section 9.3 No Withdrawal of Capital. Except as otherwise expressly provided in Article XIII, no Member shall have the right to withdraw capital from the Company or to receive any distribution or return of such Member’s Capital Contributions.

Section 9.4 Withholding.

(a) Each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Person who is or who is deemed to be the responsible withholding agent for U.S. federal, state or local income tax purposes against all claims, liabilities and expenses of whatever nature (other than any claims, liabilities and expenses in the nature of penalties and accrued interest thereon that result from such Person’s fraud, willful misfeasance, bad faith or gross negligence) relating to such Person’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or as a result of such Member’s participation in the Company.

(b) Notwithstanding any other provision of this Article IX, (i) each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or any of its Affiliates with respect to such Member or as a result of such Member’s participation in the Company and (ii) if and to the extent that the Company shall be required to withhold or pay any such taxes (including any amounts withheld from amounts payable to the Company to the extent attributable, in the judgment of the Board, to such Member’s Interest), such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or tax is required to be paid, which payment shall be deemed to be a distribution with respect to such Member’s Interest to the extent that the Member (or any successor to such Member’s Interest) is then entitled to receive a distribution. To the extent that the aggregate of such payments to a Member for any period exceeds the distributions to which such Member is entitled for such period, such Member shall make a prompt payment to the Company of such overage amount. It is the intention of the Members that no amounts will be includible as compensation income to any Management Member, or will give rise to any withholding taxes imposed on compensation income, for United States federal income tax purposes as a result of the receipt, vesting or disposition of, or lapse of any restriction with respect to, any Override Units granted to such Member.

(c) If the Company makes a distribution in kind and such distribution is subject to withholding or other taxes payable by the Company on behalf of any Member, such Member shall make a prompt payment to the Company of the amount of such withholding or other taxes by wire transfer.

Section 9.5 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Interest if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

Section 9.6 Tax Distributions . In the event that the Company sells an equity interest in a Subsidiary, resulting in taxable income being recognized by the Members, or the Members are otherwise allocated taxable income from the Company (in each case, other than upon an Exit Event), the Company may make distributions to the Members to the extent of available cash (as determined by the Board in its discretion) in an amount equal to such income multiplied by a reasonable tax rate determined by the Override Unit Committee; it being understood that, if the Members are allocated material taxable income without corresponding cash distributions sufficient to pay the resulting tax liabilities, it is the Company’s intention to make the tax distributions referred to herein; provided that the Board in its sole discretion shall determine whether any such tax distributions will be made. Any distributions made to a Member pursuant to this Section 9.6 shall reduce the amount otherwise distributable to such Member pursuant to the other provisions of this Agreement, so that to the maximum extent possible, the total amount of distributions received by each Member pursuant to this Agreement at any time is the same as such Member would have received if no distribution had been made pursuant to this Section 9.6. To the extent the cumulative sum of tax distributions made to a Member under this Section 9.6 has not been applied pursuant to the preceding sentence to reduce other amounts distributable to such Member, such Member shall contribute to the Company the remaining amounts necessary to give full effect to the preceding sentence on the date of the final liquidating distribution made by the Company pursuant to Section 13.2.

ARTICLE X

BOOKS AND RECORDS

Section 10.1 Books, Records and Financial Statements.

(a) At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all U.S. income derived in connection with the operation of the Company’s business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a copy of this Agreement and the Certificate, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times and upon reasonable notice by each Member and its duly authorized representative for any purpose reasonably related to such Member’s Interest; provided that the Company may maintain the confidentiality of Schedule A.

(b) Within the same time periods applicable to the Company’s lenders with respect to the relevant financial information, the Company shall provide to the Investor Members such quarterly or annual financial statements and other financial information (if any) (collectively, the “Lender Financial Information”) required to be provided to the lenders of the Company and its Subsidiaries; provided that, following such time that an Investor Member first informs the Company in writing that it has elected to no longer receive the Lender Financial Information, thereinafter such Investor Member shall no longer receive, and the Company shall no longer have any obligation to provide to such Investor Member, the Lender Financial Information; provided further, that, the Company shall in any event provide to the Investor Members monthly, within a reasonable number of days after the end of each month, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such month and the related consolidated statements of income, cash flow and retained earnings for such month and for the elapsed portion of the Fiscal Year ended with the last day of such month together with such other information as reasonably requested by any Major Investor, in each case setting forth comparative figures for the related periods in the prior Fiscal Year and prepared in conformity with GAAP applied on a consistent basis, except as otherwise noted therein, and subject to year-end adjustments and the absence of footnotes.

Section 10.2 Filings of Returns and Other Writings; Tax Matters Partner.

(a) The Company shall timely file all Company tax returns and shall timely file all other writings required by any governmental authority having jurisdiction to require such filing. The Company will use commercially reasonable efforts to send to each Person that was a Member at any time during such year copies of Schedule K-1, “Partner’s Share of Income, Credits, Deductions, Etc.”, or any successor schedule or form, with respect to such Person, together with such additional information as may be necessary for such Person to file his, her or its United States federal income tax returns within 30 days of the end of the each fiscal year of the Company. However, the parties hereto recognize that the success of commercially reasonable efforts to accomplish this will depend in large part on the quantity and complexity of transactions and dividends that would need to reported thereon or analyzed in connection therewith. If it becomes apparent that such K-1’s will not be able to be delivered in compliance with such requirement, despite a diligent, good faith effort to do so, the Management Members and the Company will work diligently and in good faith with the Investor Members to deliver such K-1’s as expeditiously as reasonably possible.

(b) KIA VII shall be the tax matters partner of the Company, within the meaning of section 6231 of the Code (the “Tax Matters Partner”) unless a Majority in Interest votes otherwise; provided that the Tax Matters Partner shall give prompt notice to any Investor Member of any item or event with respect to taxes, including a proposed administrative or judicial proceeding involving taxes, and any proposed deficiency or similar notice of intention to assess taxes that could have more than an immaterial affect on such Investor Member. The Tax Matters Partner will not take any action that could be reasonably expected to have an affect on any Investor Member that is not immaterial without such Investor Member’s consent. Each Member hereby consents to such designation and agrees that upon the request of the Tax Matters Partner, such Member will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

(c) Promptly following the written request of the Tax Matters Partner, the Company shall, to the fullest extent permitted by applicable law, reimburse and indemnify the Tax Matters

Partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding with respect to the tax liability of the Members, except to the extent arising from the bad faith, gross negligence, willful violation of law, fraud or breach of this Agreement by such Tax Matters Partner.

(d) The provisions of this Section 10.2 shall survive the termination of the Company or the termination of any Member’s Interest and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the U.S. federal income taxation of the Company or the Members.

(e) The Tax Matters Partner is authorized and directed to elect the liquidation valuation safe harbor provided by proposed Treasury Regulations section 1.83-3(l) (and any successor provision) and IRS Notice 2005-43 and (ii) the Company and each of its Members (including any person to whom an interest in the Company is transferred in connection with the performance of services) agree to comply with all requirements of such safe harbor with respect to all interests in the Company transferred in connection with the performance of services while such election remains effective.

Section 10.3 Accounting Method. For both financial and tax reporting purposes, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions and be appropriate and adequate for the Company’s business.

Section 10.4 Appraisal. The Company shall engage, from time to time, but not less often than within 90 days after every fiscal year, commencing with the fiscal year ending on December 31, 2007, a nationally recognized independent valuation consultant or appraiser of national standing reasonably satisfactory to the Majority Sponsors (the “Appraiser”) to appraise the Fair Market Value of the Interests as of the last day of the fiscal year then most recently ended or, at the request of the Company, as of any more recent date (the “Appraisal Date”) and to prepare and deliver a report to the Company describing the results of such appraisal (the “Appraisal”). The Company shall bear the fees and expenses of each Appraisal.

ARTICLE XI

LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 11.1 Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

Section 11.2 Exculpation. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct or willful breach of this Agreement.

Section 11.3 Fiduciary Duty. Any duties (including fiduciary duties) of a Covered Person to the Company or to any other Covered Person that would otherwise apply at law or in equity are hereby eliminated to the fullest extent permitted under the Delaware Act and any other applicable law; provided that (a) the foregoing shall not eliminate the obligation of each Covered Person to act in compliance with the express terms of this Agreement and (b) the foregoing shall not be deemed to eliminate the implied contractual covenant of good faith and fair dealing. Notwithstanding anything to the contrary contained in this Agreement, each of the Members hereby acknowledges and agrees that each of the Directors, in determining whether or not to vote in support of or against any particular decision for which the Board’s consent is required, may act in and consider the best interest of the Member who designated such Director and shall not be required to act in or consider the best interests of the Company or the other Members or parties hereto.

Section 11.4 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence, willful misconduct or willful breach of this Agreement with respect to such acts or omissions; provided, that any indemnity under this Section 11.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

Section 11.5 Expenses. To the fullest extent permitted by applicable law, expenses (including, without limitation, reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding relating to or arising out of their performance of their duties on behalf of the Company shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified as authorized in Section 11.4.

Section 11.6 Severability. To the fullest extent permitted by applicable law, if any portion of this Article shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Director or Officer and may indemnify each employee or agent of the Company as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated.

ARTICLE XII

TRANSFERS OF INTERESTS

Section 12.1 Restrictions on Transfers of Interests by Members.

(a) Transfers by Investor Members. Until the earlier of (x) the five year anniversary of the Closing and (y) the sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to an unrelated third party (such earlier date, the “Initial Holding Period”), no Investor Member may Transfer any Interests including, without limitation, to any other Member, or by gift, or by operation of law or otherwise; provided that, subject to Section 12.2(b) and Section 12.2(c), Interests may be Transferred by an Investor Member (i) to an Affiliate of such Investor Member (which, in the case of Parthenon, shall include the partners of the Parthenon Member, which partners shall as a condition to such permitted transfer become parties to this Agreement pursuant to Section 12.7 hereof and shall be considered one of the Parthenon Members for purposes hereof), (ii) pursuant to Section 12.11 and (iii) pursuant to the prior written approval of the Majority Sponsors (it being understood that if one of the Majority Sponsors is proposing to Transfer any Interests, such Transfer must be approved by the non-transferring Majority Sponsors). During the Initial Holding Period, any Transfer of Interests by an Investor Member permitted pursuant to Section 12.1(a)(iii) shall be subject to Section 12.9(a). After the Initial Holding Period, any Transfer of Interests by an Investor Member (other than pursuant to Section 12.1(a)(i) or 12.1(a)(ii)), shall also be subject to Section 12.9(a).

(b) Transfers by Management Members. No Management Member may Transfer any Interests including, without limitation, to any other Member, or by gift, or by operation of law or otherwise; provided that, subject to Section 12.2(b) and Section 12.2(c), Interests may be Transferred by a Management Member (i) pursuant to Section 12.3 (“Estate Planning Transfers, Transfers Upon Death of a Management Member”), (ii) in accordance with Section 12.4 (“Put and Call Rights”), (iii) in accordance with Section 12.5 (“Involuntary Transfers”), (iv) pursuant to Section 12.9(b) (“Tag-Along Rights”), (v) pursuant to Section 12.9(c) (“Drag-Along Rights”), (vi) pursuant to Section 12.11, or (vii) pursuant to the prior written approval of the Board in its sole discretion (excluding such Management Member and other members of the Board who are designees of the Management Members).

(c) Transfers by Outside Members. No Outside Member may Transfer any Interests including, without limitation, to any other Member, or by gift, or by operation of law or otherwise; provided that, subject to Section 12.2(b) and Section 12.2(c), Interests may be Transferred by an Outside Member (i) in accordance with Section 12.5 (“Involuntary Transfers”), (ii) pursuant to Section 12.9(b) (“Tag-Along Rights”), (iii) pursuant to Section 12.9(c) (“Drag-Along Rights”), (iv) pursuant to Section 12.11, or (v) pursuant to the prior written approval of the Board in its sole discretion.

Section 12.2 Overriding Provisions.

(a) Any Transfer in violation of this Article XII shall be null and void ab initio, and the provisions of Section 12.2(e) shall not apply to any such Transfers. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance.

(b) All Transfers permitted under this Article XII are subject to this Section 12.2 and Sections 12.6 and 12.7.

(c) Any proposed Transfer by a Member pursuant to the terms of this Article XII shall, in addition to meeting all of the other requirements of this Agreement, satisfy the following conditions: (i) the Transfer will not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations section 1.7704-1, and, at the request of the Board, the transferor and the transferee will have each provided the Company a certificate to such effect; and (ii) the proposed transfer will not result in the Company having more than 99 Members, within the meaning of Treasury Regulations section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations section 1.7704-1(h)(3)). The Board may in its sole discretion waive the condition set forth in clause (ii) of this Section 12.2(c).

(d) The Company shall promptly amend Schedule A to reflect any permitted transfers of Interests pursuant to and in accordance with this Article XII.

(e) The Company shall, from the effective date of any permitted assignment of an Interest (or part thereof), thereafter pay all further distributions on account of such Interest (or part thereof) to the assignee of such Interest (or part thereof); provided that such assignee shall have no right or powers as a Member unless such assignee complies with Section 12.7.

Section 12.3 Estate Planning Transfers; Transfers upon Death of a Management Member. Interests held by Management Members may be transferred for estate-planning purposes of such Management Member, to (A) a trust under which the distribution of the Interests may be made only to beneficiaries who are such Management Member, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants, (B) a charitable remainder trust, the income from which will be paid to such Management Member during his or her life, (C) a corporation, the shareholders of which are only such Management Member, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants or (D) a partnership or limited liability company, the partners or members of which are only such Management Member, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants (any of the foregoing transferees, an “Estate Planning Entity”); provided that any heirs, executors or other beneficiaries shall remain subject to the terms of this Agreement as if the applicable transferor Management Member continued to hold the applicable Interests directly;

provided, further that following any such transfer to an Estate Planning Entity, no equity or other ownership interests in such Estate Planning Entity may be transferred without such Estate Planning Entity first Transferring the Interests back to the applicable Management Member so that the Estate Planning Entity whose equity interests or ownership interests are disposed of no longer holds any Interests. Interests may be transferred as a result of the laws of descent; provided that, in each such case, such Management Member or his or her executor, as the case may be, provides prior written notice to the Board of such proposed Transfer and makes available to the Board documentation, as the Board may reasonably request, in order to verify such Transfer.

Section 12.4 Put and Call Rights.

(a) Sale by Inactive Management Members to the Company (“Put Rights”). Subject to all provisions of this Section 12.4(a) and to Section 12.4(b) (“Prohibited Purchases”), each Inactive Management Member shall have the right to sell to the Company, and the Company shall have the obligation to purchase from each such Inactive Management Member, all, but not less than all, of such Inactive Management Member’s Common Units or, subject to the determination to be made pursuant to Section 12.4(d), Override Units following the termination of employment of such Inactive Management Member, at their Fair Market Value, if the employment of such Inactive Management Member with the Company or any Subsidiary that employs such individual (or by the Company on behalf of any such Subsidiary) (i) is terminated without Cause or (ii) terminates as a result of (A) the death or Disability of such Inactive Management Member, (B) the resignation of such Inactive Management Member (with Good Reason); or (C) the Retirement of such Inactive Management Member. If any Inactive Management Member desires to sell Common Units pursuant to this Section 12.4(a), he or she (or his or her estate, trust, corporation or partnership, as the case may be) shall notify the Company not more than 180 days after the termination of employment as a result of death or Disability and not more than 90 days after the termination of employment as a result of a termination without Cause, the resignation of such Inactive Management Member (with Good Reason) or the Retirement of such Inactive Management Member. For purposes of this Section 12.4(a) and Section 12.4(b), any resignation with or without Good Reason by a Management Member shall be treated as a Termination for Cause if, at the time of such resignation, the Company or any Subsidiary that employs such Management Member would have had the right to terminate such Management Member for Cause.

(b) Right of the Company to Purchase from Inactive Management Members (“Call Rights”). Subject to all provisions of this Section 12.4(b) and Section 12.4(c) (“Prohibited Purchases”), the Company shall have the right to purchase from each Inactive Management Member, and each such Inactive Management Member shall have the obligation to sell to the Company, all, but not less than all, of such Inactive Management Member’s Common Units or, subject to the determination to be made pursuant to Section 12.4(d), Override Units following the termination of employment of such Inactive Management Member:

(i) at their Fair Market Value, if the employment of such Inactive Management Member with the Company or any Subsidiary that employs such individual is terminated (A) without Cause, (B) upon the death or Disability of such Inactive Management Member, (C) upon the resignation of such Inactive Management Member (with or without Good Reason) or (D) upon the Retirement of such Inactive Management Member;

(ii) at the lesser of Fair Market Value and the Carrying Value of such Common Units if the employment of such Inactive Management Member with the Company or any Subsidiary that employs such individual (or by the Company on behalf of any such Subsidiary) is terminated for Cause; or

(iii) at the Fair Market Value or the Carrying Value of such Common Units, in the sole discretion of the Board (excluding such Inactive Management Member and other members of the Board who are designees of the Management Members), if such Inactive Management Member is terminated by the Company for any reason other than as a result of an event described in either subparagraph (i) or (ii) of this Section 12.4(b).

(c) Prohibited Purchases. Notwithstanding anything to the contrary herein, the Company shall not be obligated to purchase any Interests from an Inactive Management Member hereunder and shall not exercise any right to purchase Interests from an Inactive Management Member hereunder, in each case, to the extent (a) the Company is prohibited from purchasing such Interests (or incurring debt to finance the purchase of such Interests), or the Company is unable to obtain funds to pay for such Interests from a Subsidiary of the Company, in any case by reason of any debt instruments or agreements, including any amendment, renewal, extension, substitution, refinancing, replacement or other modification thereof, which have been entered into or which may be entered into by the Company or any of its Subsidiaries, including those to finance the acquisition of the Company and its Subsidiaries on the date hereof or refinance the indebtedness of IAAI and ADESA, and any future acquisitions by the Company or any of its Subsidiaries or recapitalizations of the Company or any of its Subsidiaries (collectively, the “Financing Documents”) or by applicable law, (b) an event of default has occurred (or, with notice or the lapse of time or both, would occur) under any Financing Document and is (or would be) continuing, or (c) the purchase of such Interests (including the incurrence of any debt which in the judgment of the Board is necessary to finance such purchase) or the distribution of funds to the Company by a Subsidiary thereof to pay for such purchase (1) would, or in the view of the Board (excluding such Inactive Management Member and other members of the Board who are designees of any Management Member), would reasonably be likely to result in the occurrence of an event of default under any Financing Document or create a condition which would reasonably be likely to, with notice or lapse of time or both, result in such an event of default, (2) would, in the judgment of the Board (excluding such Inactive Management Member and other members of the Board who are designees of any Management Member), be imprudent in view of the financial condition (present or projected) of the Company and its Subsidiaries or the anticipated impact of the purchase (or of the obtaining of funds to permit the purchase) of such

Interests on the Company’s or any of its Subsidiaries’ ability to meet their respective obligations, including under any Financing Document, or to satisfy and make their planned capital and other expenditures or satisfy any related obligations, or (3) could, in the judgment of the Board, constitute a fraudulent conveyance or transfer by the Company or a Subsidiary thereof or render the Company or a Subsidiary thereof insolvent under applicable law or violate limitations in applicable corporate law on repurchases of stock or payment of dividends or distributions. If Interests which the Company has the right or obligation to purchase on any date exceed the total amount permitted to be purchased on such date pursuant to the preceding sentence (the “Maximum Amount”), the Company shall purchase on such date only that number of Interests up to the Maximum Amount (if any) (and shall not be required or permitted to purchase more than the Maximum Amount) in such amounts and in such priorities as the Board shall in good faith determine.

Notwithstanding anything to the contrary contained in this Agreement, if the Company is unable to make any payment when due to any Management Member under this Agreement by reason of this Section 12.4(c), the Company shall have the option to either (i) make such payment at the earliest practicable date permitted under this Section 12.4(c) and any such payment shall accrue simple interest (or if such payment is accruing interest at such time, shall continue to accrue interest) at a rate per annum of 5% from the date such payment is due and owing to the date such payment is made; provided that all payments of interest accrued hereunder shall be paid only at the date of payment by the Company for the Interests being purchased or (ii) pay the purchase price for such Interests with a subordinated note which shall accrue simple interest at a rate per annum of 5%, which is fully subordinated in right of payment and exercise of remedies to the lenders’ rights under the Financing Documents and the maturity date of which is 30 days after the latest maturity date on any debt of the Company or any of its Subsidiaries which is outstanding (or reasonably expected to become outstanding) as of the date such subordinated note is issued.

(d) Retained Override Units. Notwithstanding anything to the contrary, the provisions of Section 12.4(a) and Section 12.4(b) shall not apply to (and there shall be no put or call rights with respect to) retained Operating Units and Value Units unless the Override Unit Committee determines in its discretion that such provisions will so apply and on the terms upon which such provisions would apply.

Section 12.5 Involuntary Transfers. Any transfer of title or beneficial ownership of Interests upon default, foreclosure, forfeit, divorce, court order or otherwise than by a voluntary decision on the part of a Management Member or Outside Member (each, an “Involuntary Transfer”) shall be void unless the Management Member or Outside Member complies with this Section 12.5 and enables the Company to exercise in full its rights hereunder. Upon any Involuntary Transfer, the Company shall have the right to purchase such Interests pursuant to this Section 12.5 and the Person to whom such Interests have been Transferred (the “Involuntary Transferee”) shall have the obligation to sell such Interests in accordance with this Section 12.5. Upon the Involuntary Transfer of any Interest, such Management Member or an Outside Member shall promptly (but in no event later than two days after such Involuntary Transfer) furnish written notice to the Company indicating that the Involuntary Transfer has occurred, specifying the name of the Involuntary Transferee, giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer. Upon the receipt of the notice described in the preceding sentence, and for 60 days thereafter, the Company shall have the right to purchase, and the Involuntary Transferee shall have the obligation to sell, all (but not less than all) of the Interests acquired by the Involuntary Transferee for a purchase price equal to the lesser of (i) the Fair Market Value of such Interest and (ii) the amount of the indebtedness or other liability that gave rise to the Involuntary Transfer plus the excess, if any, of the Carrying Value of such Interests over the amount of such indebtedness or other liability that gave rise to the Involuntary Transfer. Notwithstanding anything to the contrary, any Involuntary Transfer of Override Units shall result in the immediate forfeiture of such Override Units and without any compensation therefor, and such Involuntary Transferee shall have no rights with respect to such Override Units.

Section 12.6 Assignments.

(a) Assignment by the Company. The Company shall have the right to assign to each Investor Member, on a pro rata basis, all or any portion of its rights and obligations under Section 12.4; provided that any such assignment or assumption is accepted by each such Investor Member. If the Company has not exercised its right to purchase Interests pursuant to Section 12.4 within 15 days of receipt by the Company of the letter, notice or other occurrence giving rise to such right, then the Majority Sponsors shall have the right to jointly require the Company to assign such right to the Investor Members, on a pro rata basis (based on the relative ownership interests in Common Units of such Investor Members accepting such assignment); provided that with respect to any Investor Member that was not part of the Majority Sponsors making the request for the Company to assign such right, only if such assignment or assumption is accepted by such Investor Member. Each Investor Member shall have the right to assign to one or more of its Affiliates all or any of its rights to purchase Interests that are expressly granted in accordance with the provisions of this Section 12.6(a).

(b) Assignment Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the Members hereto and their respective heirs, legal representatives, successors and assigns; provided that (i) no Non-Investor Member may assign any of its rights or obligations hereunder without the consent of the Majority Sponsors unless such assignment is in connection with a Transfer explicitly permitted by this Agreement and, prior to such assignment, such assignee complies with the requirements of Section 12.7, and (ii) no Investor Member may assign any of its rights or obligations hereunder without the consent of the non-assigning Majority Sponsors unless such assignment is in connection with a Transfer explicitly permitted by this Agreement, and prior to such assignment, such assignee complies with the requirements of Section 12.7.

Section 12.7 Substitute Members. In the event any Non-Investor Member or Investor Member Transfers its Interest in compliance with the other provisions of this Article XII (other than Section 12.5), the transferee thereof shall have the right to become a substitute Non-Investor Member or substitute Investor Member, as the case may be, but only upon satisfaction of the following:

(a) execution of such instruments as the Board deems reasonably necessary or desirable to effect such substitution; and

(b) acceptance and agreement in writing by the transferee of the Member’s Interest to be bound by all of the terms and provisions of this Agreement and assumption of all obligations under this Agreement (including breaches hereof) applicable to the transferor and in the case of a transferee of a Management Member who resides in a state with a community property system, such transferee causes his or her spouse, if any, to execute a Spousal Waiver in the form of Exhibit A attached hereto. Upon the execution of the instrument of assumption by such transferee and, if applicable, the Spousal Waiver by the spouse of such transferee, such transferee shall enjoy all of the rights and shall be subject to all of the restrictions and obligations of the transferor of such transferee.

Section 12.8 Release of Liability. In the event any Member shall sell such Member’s entire Interest (other than in connection with an Exit Event) in compliance with the provisions of this Agreement, including, without limitation, pursuant to the penultimate sentence of Section 12.5, without retaining any interest therein, directly or indirectly, then the selling Member shall, to the fullest extent permitted by applicable law, be relieved of any further liability arising hereunder for events occurring from and after the date of such Transfer; provided, however, that no such Transfer shall relieve any Member of its confidentiality obligations pursuant to Section 3.6 hereof and such obligations shall survive any termination of such Member’s membership in the Company.

Section 12.9 Right of First Offer; Tag-Along and Drag-Along Rights.

(a) Right of First Offer. Any Transfers by any Member pursuant to the last sentence of Section 12.1(a) or, subject to a determination by the Board pursuant to Section 12.9(a)(vi), any Transfers by a Management Member pursuant to Section 12.1(b)(vii) or an Outside Member pursuant to Section 12.1(c)(v) (any such transferring Member, Management Member or Outside Member, in such capacity, a “Transferring Member”) shall be consummated only in accordance with the following procedures:

(i) The Transferring Member shall first deliver to the Company a written notice (a “First Offer Notice”), which shall (x) state the Transferring Member’s intention to Transfer Interests to one or more Persons, the amount and type of Interests to be sold (the “Subject Interests”), the purchase price therefor and a summary of the other material terms of the proposed Transfer and (y) offer to the Company and the Investor Members the right to acquire all or a portion of such Subject Interests upon the terms and subject to the conditions of the proposed Transfer as set forth in the First Offer Notice (the “First Offer”); provided, that such First Offer may provide that it must be accepted by the Company and the Investor Members (in the aggregate) on an all or nothing basis (an “All or Nothing Offer”). The First Offer shall remain open and irrevocable for the periods set forth below (and, to the extent the First Offer is accepted during such periods, until the consummation of the Transfer contemplated by the

First Offer). The Company shall have the right, for a period of 20 days after delivery of the First Offer Notice (the “Initial First Offer Acceptance Period”), to accept the First Offer for all or any part of the Subject Interests at the purchase price and on the other terms stated in the First Offer Notice. Such acceptance shall be made by delivering a written notice to the Transferring Member and the Investor Members within the Initial First Offer Acceptance Period.

(ii) If the Company shall fail to accept all of the Subject Interests offered for sale pursuant to, or shall reject in writing, the First Offer (the Company being required to notify in writing the Transferring Member and the Investor Members of its rejection or failure to accept in the event of the same), then, upon the earlier of the expiration of the Initial First Offer Acceptance Period or the giving of such written notice of rejection or failure to accept such offer by the Company, the Investor Members (other than the Transferring Member if it is an Investor Member) shall have the right, for a period of 15 days thereafter (the “Additional First Offer Acceptance Period”), to accept the First Offer for all or part (up to each such Investor Member’s pro rata share) of the Subject Interests so offered which had not been accepted by the Company (the “ROFO Refused Interests”) at the purchase price and on the other terms stated in the First Offer Notice; provided, however, that if the First Offer is an All or Nothing Offer, the Investor Members may only accept, during the Additional First Offer Acceptance Period, all, but not less than all, of their pro rata share of the ROFO Refused Interests, at the purchase price and on the terms stated in the First Offer Notice. Any such acceptance shall be made by delivering a written notice to the Company and the Transferring Member and the Investor Members within the Additional First Offer Acceptance Period specifying the number of Interests such Investor Member will purchase.

(iii) If effective acceptance shall not be received pursuant to Sections 12.9(a)(i) and/or 12.9(a)(ii) above with respect to all of the Subject Interests offered pursuant to the First Offer Notice, then the Transferring Member may Transfer all or any portion of the Interests so offered and not so accepted (or, in the case of an All or Nothing Offer, all (or not less than 90%) of the Subject Interests offered pursuant to the First Offer Notice, at a price not less than the price, and on terms (excluding representations as to due authorization and title, and the survival of such representations) not more favorable to the purchaser thereof than the terms, stated in the First Offer Notice at any time within 90 days (plus a sufficient number of additional days, not to exceed 90, to allow the expiration or termination of all waiting periods under HSR (as defined below) applicable to such Transfer) after the expiration of the Additional First Offer Acceptance Period (the “Transfer Period”). To the extent the Transferring Member Transfers all or any portion of the Subject Interests so offered during the Transfer Period, the Transferring Member shall promptly notify the Company, and the Company shall promptly notify the Investor Members, as to (i) the number of Interests, if any, that the Transferring Member then owns, (ii) the number of Interests that the Transferring Member has Transferred, (iii) the terms of such Transfer and (iv) the name of the Person(s) to whom any Interests were Transferred. In the event that all of the Interests are not Transferred by the Transferring Member during the Transfer Period, the right of the Transferring Member to Transfer such Interests which are not Transferred shall expire and the obligations of this Section 12.9(a) shall be reinstated; provided, however, in the event that the Transferring Member determines, at any time during the Transfer Period, that the Transfer of all of the Interests on the terms set forth in the First Offer Notice is impractical, the Transferring Member may terminate the offer and reinstate the procedure provided in this Section 12.9(a) without waiting for the expiration of the Transfer Period; provided that such Transferring Member has not previously done so within the preceding six month period. Notwithstanding the foregoing, in the event that the First Offer was an All or Nothing Offer and all of the Subject Interests were not purchased in accordance with Section 12.9(a) by the Company and the Investor Members, then the Transferring Member shall only be permitted to sell all or ninety (90) percent of such Subject Interests to the purchaser thereof; it being understood that any sale for less than ninety (90) percent of such Subject Interests shall then become subject to the provisions of this Section 12.9(a) and such new Subject Interests that are offered to be sold pursuant to this Section 12.9(a) may only be sold following completion of the process described in this Section 12.9(a) with respect to such newly offered Subject Interests.

(iv) All Transfers of Subject Interests to the Company and/or the Investor Members subject to any First Offer Notice shall be consummated contemporaneously at the offices of the Company on the later of (i) a mutually satisfactory business day within 15 days after the expiration of the Initial First Offer Acceptance Period, or the Additional First Offer Acceptance Period, as applicable, and (ii) the fifth business day following the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), applicable to such Transfers, or at such other time and/or place as the parties to such Transfers may agree. The delivery of certificates or other instruments evidencing such Subject Interests duly endorsed for transfer shall be made on such date against payment of the purchase price for such Subject Interests.

(v) Anything contained herein to the contrary notwithstanding, prior to any Transfer of Interests by a Transferring Member pursuant to this Section 12.9(a), the Transferring Member shall, after complying with the provisions of this Section 12.9(a), comply with the provisions of Section 12.9(b) hereof, if applicable.

(vi) Notwithstanding the foregoing, for the avoidance of doubt, it is understood and agreed that in connection with any Transfer by a Management

Member pursuant to Section 12.1(b)(vii) or an Outside Member pursuant to Section 12.1(c)(v), the Board may condition any consent to Transfer described therein on such Management Member or Outside Member, as applicable, complying with the provisions of this Section 12.9(a) as if such transferring Management Member or Outside Member, as applicable, were a Transferring Member hereunder.

(vii) Notwithstanding anything to the contrary contained herein, after the periods referenced in this Section 12.9(a), if any Subject Interests are not acquired by an Investor Member or its Affiliates, such Subject Interests may not be Transferred to any Person that is a competitor of the Company or any of its Subsidiaries as set forth on Schedule B hereto (as such schedule may be amended from time to time by the Majority Sponsors), except in the event the Transfer is effected pursuant to and in accordance with the Drag-Along Rights set forth in Section 12.9(c) below.

(b) Tag-Along Rights. In the event that a Selling Investor Member proposes to Transfer Interests, other than any Transfer to an Affiliate of such Selling Investor Member and any Transfer pursuant to Section 12.9(a), and such Interests would represent, together with all Interests previously Transferred by such Selling Investor Member to non Affiliates of such Selling Investor Member, more than 10% of such Selling Investor Member’s Common Units held immediately following the Closing, then at least thirty (30) days prior to effecting such Transfer, such Selling Investor Member shall give the Company and each other Member written notice of such proposed Transfer. Each other Member shall then have the right (the “Tag-Along Right”), exercisable by written notice to the Selling Investor Member, to participate in such sale by selling a Pro Rata Share of such other Member’s Common Units on substantially the same terms and subject to the same conditions as the Selling Investor Member. Such terms and conditions shall include, without limitation, (i) the sale consideration (which shall be reduced by the fees and expenses incurred by the Company and the Selling Investor Members, to the extent applicable in connection with the proposed sale) and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; provided, however, that (x) any representations and warranties relating specifically to any Member shall only be made by that Member; and (y) any indemnification provided by the Members (other than with respect to the representations referenced in the foregoing subsection (x)) shall be based on the relative Interests being sold by each Member in the proposed sale, either on a several, not joint, basis or solely with recourse to an escrow established for the benefit of the proposed purchaser (the Members’ contributions to such escrow to be on a pro-rata basis in accordance with the proceeds received from such sale), it being understood and agreed that any such indemnification obligation of an Member shall in no event exceed the net proceeds to such Member from such proposed Transfer; provided, further, however, that, (i) the Management Members, the Outside Members and the Investor Members (other than the Selling Investor Member and the Parthenon Members) shall receive the same amount and form (or a more liquid form) of consideration as the Selling Investor Member in connection with the proposed sale and (ii) the Parthenon Members shall receive the same amount and form of consideration as the Selling Investor Member in connection with the proposed sale unless they otherwise agree. Notwithstanding anything to the contrary, in determining the consideration received by the Selling Investor Member for purposes of this Section 12.9(b), any management, advisory, exit or transaction fees payable to or received by the Company or any Member or any of their Affiliates in connection with such sale shall not be included in determining the sale proceeds and will not be deemed consideration received by the Selling Investor Member (it being understood that any customary exit fees payable in connection with such sale will be shared by the Investor Members in the same proportion as the ongoing annual fees described in the Advisory Agreements, in effect at such time). In the event that a sale by the Selling Investor Member does not constitute an Exit Event then, unless otherwise determined by the Override Unit Committee in its sole discretion, Management Members may only participate in such sale with respect to their Common Units.

(c) Drag-Along Rights. (i) In the event that the Majority Sponsors (in their capacity as such under this 12.9(c), the “Dragging Majority Members”) (A) propose to Transfer Interests, other than any Transfer to an Affiliate of any such Dragging Majority Member, and such Interests would represent more than 80% of the Common Units then owned by such Dragging Majority Members, or (B) desire to effect an Exit Event, such Dragging Majority Members shall have the right (the “Drag-Along Right”), upon written notice to the other Members, to require that each other Member join in such sale by selling its Pro Rata Share of such other Member’s Common Units on substantially the same terms as such Dragging Majority Members. Such terms and conditions shall include, without limitation, (i) the sale consideration (which shall be reduced by the fees and expenses incurred by the Company and the Dragging Majority Members, to the extent applicable, in connection with the proposed sale) and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; provided, however, that (x) any representations and warranties relating specifically to any Member shall only be made by that Member and (y) any indemnification provided by the Members (other than with respect to the representations referenced in the foregoing subsection (x)) shall be based on the relative purchase price being received by each Member in the proposed sale, either on a several, not joint, basis or solely with recourse to an escrow established for the benefit of the proposed purchaser (the Members’ contributions to such escrow to be on a pro rata basis in accordance with the proceeds received from such sale), it being understood and agreed that any such indemnification obligation of a Member shall in no event exceed the net proceeds to such Member from such proposed Transfer; provided, further, however, that, (i) the Management Members, the Outside Members and the Investor Members (other than the Dragging Majority Members and the Parthenon Members) shall receive the same amount and form (or a more liquid form) of consideration as the Dragging Majority Members in connection with the proposed sale and (ii) the Parthenon Members shall receive the same amount and form of consideration as the Dragging Majority Members in connection with the proposed sale unless they otherwise agree. Notwithstanding anything to the contrary, in determining the consideration to be received by the Dragging Majority Members for purposes of this Section 12.9(c), any management, advisory, exit or transaction fees payable to or received by the Company or any Member or any of their Affiliates in connection with such sale shall not be included in determining the sale proceeds and will not be deemed consideration received by the Dragging Majority Members (it being understood that any customary exit fees payable in connection with such sale will be shared by the Investor Members in the same proportion as the ongoing annual fees described in the Advisory Agreements, in effect at such time). For purposes of this Section 12.9, for each Member “joining the Selling Investor Member in such sale” or “joining the Dragging Majority

Members in such sale”, as the case may be, shall include voting its Interests consistently with the Selling Investor Member or Dragging Majority Members, as the case may be, transferring its Interests to a corporation organized in anticipation of such sale in exchange for capital stock of such corporation, executing and delivering agreements and documents which are being executed and delivered by the Selling Investor Member or Dragging Majority Members, as applicable, and providing such other cooperation as the Selling Investor Member or Dragging Majority Members, as applicable, may reasonably request.

(ii) Any Exit Event may be structured as an auction and may be initiated by the delivery to the Company and the other Members of a written notice that the Dragging Majority Members have elected to initiate an auction sale procedure. The Dragging Majority Members shall be entitled to take all steps reasonably necessary to carry out an auction of the Company, including, without limitation, selecting an investment bank, providing confidential information (pursuant to confidentiality agreements), selecting the winning bidder and negotiating the requisite documentation. The Company and each Member shall provide assistance with respect to these actions as reasonably requested.

(iii) In the event the Selling Investor Member or Dragging Majority Members, as the case may be, sells less than 100% of its Common Units in the Company, joining “pro rata in such sale” shall be based on relative Common Units unless the Override Unit Committee in its sole discretion determines that the Override Units shall participate in the sale, in which case the principles of clause (iv) of this Section 12.9(c) shall apply.

(iv) The Members acknowledge and agree that the Dragging Majority Members shall have the right, pursuant to Section 6.2(f) of the Shareholders Agreement, to elect that a Member holding securities of KAR Holdings sell additional shares of KAR Holdings common stock (in addition to shares that such Member holding securities of KAR Holdings would be required to sell pursuant to Section 6.2(a) of the Shareholders Agreement) in lieu of all or a portion of Interests that such Member would otherwise be required to sell by virtue of the Dragging Majority Members’ drag-along rights pursuant to Section 12.9(c).

(v) In the event that an Exit Event is structured as a sale of Interests by the Members, rather than a sale of the Company’s assets with a subsequent distribution of proceeds by the Company, then the purchase agreement governing such Interest sale will have provisions therein which replicate, to the greatest extent possible, the economic result which would have been attained under Articles IX and XIII had the Exit Event been structured as a sale of the Company’s assets and a distribution of proceeds.

(d) Any transaction costs, including transfer taxes and legal, accounting and investment banking fees incurred by the Company and the Selling Investor Member or the Dragging Majority Members, as applicable, in connection with an Exit Event shall, unless the applicable purchaser refuses, be borne by the Company in the event of a merger, consolidation or sale of assets and shall otherwise be borne by the Members on a pro rata basis based on the consideration received by each Member in such Exit Event.

Section 12.10 Initial Public Offering.

(a) Generally. Unless GSCP, Kelso and VAC unanimously agree otherwise, any Initial Public Offering shall only be effected through the public offering of the stock of KAR Holdings or such other entity as shall be agreed by GSCP, Kelso and VAC (a “Holdings IPO”). Upon a determination by the Majority Sponsors to effect an Initial Public Offering, the Board and each other Member shall take such actions as are necessary to effect the Holdings IPO; provided that, if any of the foregoing actions requested to be taken would adversely impact any Investor Member in a manner differently than it impacts the requesting Investor Members, such action shall be subject to the prior approval of such other Investor Member, such approval not to be unreasonably withheld.

(b) Holdings IPO. In order to implement any Holdings IPO, this Agreement shall continue to remain in full force and effect with any amendments or modifications thereto as shall be effectuated by the Investor Members requesting such Holdings IPO in accordance with Section 12.10(a) above; provided that, following such Holdings IPO (A) the governance provisions herein shall apply only with respect to the Company and the Subsidiaries of the Company (other than the Subsidiary that effects the Holdings IPO and its Subsidiaries), and (B) the Company shall not vote any shares of the Subsidiary that effects the Holdings IPO in favor of any action without the prior written consent of the Majority Sponsors.

(c) Other IPO. If GSCP, Kelso and VAC unanimously agree to effect an Initial Public Offering through a structure other than a Holdings IPO (which may include transferring Interests to a newly formed corporation, a merger of the Company into such newly formed corporation or any other restructuring of the Interests, in each case in anticipation of an Initial Public Offering), the Members and the Board shall cooperate to take such steps to effect the Initial Public Offering in a manner that is mutually agreeable to GSCP, Kelso and VAC.

(d) Liquidation of LLC; Distribution of Shares. Notwithstanding anything to the contrary, with the consent of each of the Investor Members (which consent may be withheld by any such Investor Member in its sole and absolute discretion), at anytime following an Initial Public Offering, if directed to do so by each of the Investor Members, the Company shall exchange Interests held by any such Member for that number of shares of common stock in KAR Holdings (or such other entity that effected the Holdings IPO) determined in a manner such that each Member is treated no less favorably than such Member would have been treated upon an Exit Event (assuming the value of the consideration to be received by such Members in the Exit Event is the then current trading price of KAR Holdings (or such other entity that effected the

Holdings IPO). In the event of such an exchange, the Members receiving shares in KAR Holdings (or such other entity that effected the Holdings IPO) shall enter into the Registration Rights Agreement containing such terms and amendments as shall be mutually agreed upon by each Investor Member. Notwithstanding the foregoing, to the extent that (i) a Member is intended to qualify as a “venture capital operating company” within the meaning of 29 C.F.R. 2510.3-101(d) (such member, a “VCOC Member”), and, (ii) following a Holdings IPO the Company holds less than a majority of the shares of common stock of KAR Holdings (or such other entity that effected the Holdings IPO), the Investor Members will consider in good faith changes to the form and structure of the VCOC Member’s investment necessary to qualify the VCOC Member’s investment as a “venture capital investment” or a “derivative investment” for purposes of the United States Department of Labor Regulations published at 29 C.F.R. 2510.3-101(d)(3) and (4).

Section 12.11 Registration Rights.

(a) The Members hereby acknowledge that the Company has entered into a Registration Rights Agreement pursuant to which the Company has been granted certain demand and “piggyback” registration rights in respect of certain securities of KAR Holdings held by the Company and that such rights (and the rights described in this Section 12.11) are subject to, qualified by, and exercisable solely in accordance with, the terms and conditions of this Agreement. The Company shall not consent to the revision, amendment or alteration of the Registration Rights Agreement in a manner that would have an adverse effect on the rights of an Investor Member without the consent of such Investor Member.

(b) At any time in connection with or after an Initial Public Offering, the Demand Investors shall have the right, by delivering a joint written notice to the Company (a “Demand Investor Notice”) to cause the Company to exercise its demand rights under the Registration Rights Agreement (an “Investor Demand”) such that the Company causes KAR Holdings to register and sell publicly up to a number of LLC Owned Shares equal to the sum (such sum being referred to herein as the “Demand LLC Owned Shares”) of (x) the number of Individual Attributable Common Shares that such Demand Investors requested to be included in such Investor Demand as set forth in the Demand Investor Notice plus (y) a number of LLC Owned Shares equal to the product of (1) the aggregate number of Individual Attributable Common Shares held by all Members (other than the Demand Investors requesting such Investor Demand) and (2) the Individual Demand Percentage applicable to such Investor Demand as set forth in the Demand Investor Notice (the amount of Individual Attributable Common Shares calculated pursuant to clause (y), the “Dragged LLC Owned Shares”), which shall be allocated to each Member (other than the Demand Investors requiring such Investor Demand) according to such Member’s Individual Ownership Percentage. Upon receipt by the Company of a Demand Investor Notice, the Company shall promptly deliver a written notice to each other Member regarding such proposed registration (such notice to include the Individual Demand Percentage exercised by such Demand Investors, and the corresponding number of Dragged LLC Owned Shares relating to each other Member which will be included in such Investor Demand). Within five (5) days of the Company’s receipt of the Investor Demand, the Company shall deliver a Demand Notice (as defined in the Registration Rights Agreement), to KAR Holdings which shall include the request to register and sell publicly the Demand LLC Owned Shares. In any Investor Demand, the Demand Investor requesting such registration shall have the right, upon notice to the Company, to select the managing underwriter (which shall be of nationally recognized reputation) to administer the offering contemplated by the Investor Demand. Upon the receipt of such notice, the Company shall, pursuant to Section 4.2 of the Registration Rights Agreement, cause such managing underwriter (as identified by the Demand Investor) to be selected by KAR Holdings for such offering. The Members acknowledge and agree that any cutbacks or other restrictions on any Investor Demand (including, without limitation, pursuant to Section 1.5 of the Registration Rights Agreement) shall effect each of the Members on a pro rata basis (based on the number of Demand LLC Owned Shares then related to each such Member).

(c) The Company shall distribute the proceeds of the sale of any Demand LLC Owned Shares that are the subject of an Investor Demand to the Members in accordance with the provisions of Article IX.

(d) Demand Investors may withdraw an Investor Demand at any time within 7 days following the filing by KAR Holdings of a registration statement relating to such Investor Demand. Upon receipt of a notice of withdrawal from the Demand Investors delivered within such 7 day period, the Company shall, and shall cause KAR Holdings to, cease all efforts to secure effectiveness of the applicable registration statement.

(e) If, pursuant to Section 2 of the Registration Rights Agreement, KAR Holdings proposes to register for sale any of its equity securities, the Company shall deliver written notice (the “Piggyback Notice”) to each of the Majority Sponsors regarding such proposed registration (such Piggyback Notice to include the number of equity securities that KAR Holdings proposes to register in such incidental registration (the “Incidental Holdings Shares”), the corresponding number of Aggregate LLC Owned Shares that could be included by the Company in such incidental registration if the Piggyback Investors, on behalf of the Company, determine to exercise such “piggyback rights” in full (which shall equal the LLC Percentage multiplied by the Incidental Holdings Shares, the “LLC Piggyback Shares”). Within 5 days of the Majority Sponsors receipt of the Piggyback Notice, if the Piggyback Investors determine to exercise, on behalf of the Company, the “piggyback rights” in whole or in part, then the Piggyback Investors shall deliver a joint written instruction (the “Piggyback Response Instruction”) to the Company stating that such Piggyback Investors have elected to exercise the “piggyback rights” on behalf of the Company, such notice to include the amount of LLC Owned Shares (up to the LLC Piggyback Shares) that such Piggyback Investors have elected to include in such “piggyback” registration. Upon receipt by the Company of a Piggyback Response Instruction, the Company shall promptly (i) deliver a written notice to each other Member regarding such proposed registration (such notice to include the amount of LLC Owned Shares that the Piggyback Investors have elected to include in such “piggyback” registration, and the corresponding number of LLC Piggyback Shares relating to each other Member which will be included in such “piggyback” registration (the “Individual Piggyback Shares”)) and (ii) deliver a notice to KAR Holdings (as contemplated by Section 2 of the Registration Rights Agreement), which shall include the request to register and sell publicly the number of LLC Piggyback Shares indicated

in the Piggyback Response Instruction. The Company shall distribute the proceeds of the sale of any Individual Piggyback Shares that are included in such “piggyback” registration to the Members in accordance with Article IX. The Members acknowledge and agree that any cutbacks or other restrictions on any “piggyback” registration (including, without limitation, pursuant to Section 2 of the Registration Rights Agreement) shall affect each of the Members on a pro rata basis (based on the number of Individual Attributable Common Shares then related to each such Member).

(f) For purposes of this Section 12.11, the following terms shall have the following meanings: (i) “Aggregate LLC Owned Shares” means, as of any date of determination, a number of shares of common stock of KAR Holdings that are held by the Company as of such date of determination, (ii) “Individual Ownership Percentage” means, as to any individual Member as of any date of determination, the percentage obtained by dividing (x) the number of Common Units held by such Member as of such date of determination by (y) the number of Common Units held by all Members as of such date of determination, (iii) “LLC Owned Shares” means, as of any date of determination, any shares of common stock of KAR Holdings that are held by the Company as of such date of determination, (iv) “LLC Percentage” means, as of any date of determination, the percentage obtained by dividing (x) the Aggregate LLC Owned Shares as of such date of determination by (y) the aggregate number of Registrable Securities (as defined in the Registration Rights Agreement) held by all shareholders that are parties to the Registration Rights Agreement (including the Company) as of such date of determination, (v) “Individual Attributable Common Shares” means, as to any Member on any date of determination, the number of LLC Owned Shares equal to the Aggregate LLC Owned Shares multiplied by the Individual Ownership Percentage of such Member as of such date of determination, (vi) “Individual Demand Percentage” means, as to any Investor Demand made by the Demand Investors, means a percentage equal to the actual number of LLC Owned Shares that such Demand Investors requested to be included in such Investor Demand divided by the number of Individual Attributable Common Shares then related to such Demand Investors (it being understood that such percentage may never exceed 100%).

Section 12.12 Certain Affiliated Transfers. No Member shall avoid its obligations under this Agreement by making one or more Transfers of Interests to its Affiliates and then disposing of all or any portion of such Member’s interest in any such Affiliate (or a direct or indirect parent thereof) transferee without first Transferring all of the Interests back from its Affiliate so that the Affiliate whose interests are disposed of no longer holds any Interests in the Company. Each of the Kelso Members (in respect of Axle LLC) and each of the Parthenon Members (in respect of Axle LLC and PCap KAR LLC), as the case may be, agrees that it shall not cause any of its Affiliates or Subsidiaries to Transfer to any Third Party in one or more transactions equity interests in Axle LLC, PCap KAR LLC, any Kelso Member, any Parthenon Member, or any of their respective Affiliates or Subsidiaries, as the case may be, such that Axle LLC or PCap KAR, as the case may be, could avoid its obligations under this Agreement (including the restrictions on transfer contained in this Article XII). In addition, each other Investor Member and Outside Member shall cause its Affiliates not to Transfer to Third Parties in one or more transactions equity interests in entities that, directly or indirectly, beneficially own Interests (such entities, as they relate to such other Investor Member or Outside Member, as the case may be, are hereinafter referred to as “Upper Tier Entities”) for the primary purpose of avoiding such

Member’s obligations under this Agreement; provided, however, that the foregoing (i) shall not apply to transfers in Upper Tier Entities solely in connection with a change of individual’s employment status within such Upper Tier Entity so long as such change relates to all of the investments held by such Upper Tier Entity in a similar manner, (ii) shall only apply to Upper Tier Entities in which the direct or indirect beneficial ownership of Interests represents fifty percent (50%) or more of the consolidated assets of such Upper Tier Entity, and (iii) shall not apply to transfers in Upper Tier Entities that occur in the ordinary course and consistent with past practice.

ARTICLE XIII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1 Dissolving Events. The Company shall be dissolved and its affairs wound up in the manner hereinafter provided upon the happening of any of the following events:

(a) the Board and the Members shall vote or agree in writing to dissolve the Company pursuant to the required votes set forth in Section 3.3(d), Section 4.3 and Section 4.12, respectively; or

(b) any event which, under applicable law, would cause the dissolution of the Company; provided that, unless required by applicable law, the Company shall not be wound up as a result of any such event and the business of the Company shall continue.

Notwithstanding the foregoing, the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company under the Delaware Act shall not, in and of itself, cause the dissolution of the Company. In such event, the remaining Member(s) shall continue the business of the Company without dissolution.

Section 13.2 Dissolution and Winding-Up. Upon the dissolution of the Company, the assets of the Company shall be liquidated or distributed under the direction of, and to the extent determined by, the Board, and the business of the Company shall be wound up. Within a reasonable time after the effective date of dissolution of the Company, the Company’s assets shall be distributed in the following manner and order:

First, to creditors in satisfaction of indebtedness (other than any loans or advances that may have been made by any of the Members to the Company), whether by payment or the making of reasonable provision for payment, and the expenses of liquidation, whether by payment or the making of reasonable provision for payment, including the establishment of reasonable reserves (which may be funded by a liquidating trust) determined by the Board or the liquidating trustee, as the case may be, to be reasonably necessary for the payment of the

Company’s expenses, liabilities and other obligations (whether fixed, conditional, unmatured or contingent);

Second, to the payment of loans or advances that may have been made by any of the Members to the Company; and

Third, to the Members in accordance with Section 9.1, taking into account any amounts previously distributed under Section 9.1;

provided that no payment or distribution in any of the foregoing categories shall be made until all payments in each prior category shall have been made in full, and provided, further, that, if the payments due to be made in any of the foregoing categories exceed the remaining assets available for such purpose, such payments shall be made to the Persons entitled to receive the same pro rata in accordance with the respective amounts due to them.

Section 13.3 Distributions in Cash or in Kind. Upon the dissolution of the Company, the Board shall use all commercially reasonable efforts to liquidate all of the Company’s assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 13.2; provided that, if in the good faith judgment of the Board, a Company asset should not be liquidated, the Board shall cause the Company to allocate, on the basis of the Fair Market Value of any Company assets not sold or otherwise disposed of, any unrealized gain or loss based on such value to the Members’ Capital Accounts as though the assets in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute such assets in accordance with Section 13.2 as if such Fair Market Value had been received in cash, subject to the priorities set forth in Section 13.2, and provided, further, that the Board shall in good faith attempt to liquidate sufficient Company assets to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in Section 13.2.

Section 13.4 Termination. The Company shall terminate when the winding up of the Company’s affairs has been completed, all of the assets of the Company have been distributed and the Certificate has been canceled, all in accordance with the Delaware Act.

Section 13.5 Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(a) If to the Company:

KAR Holdings II, LLC

c/o Kelso & Company, L.P.

320 Park Avenue, 24th Floor

New York, New York 10022

Attention: James J. Connors II

Facsimile No.: 212-223-2379

with copies (which shall not constitute notice) to:

Kelso & Company, L.P.

320 Park Avenue, 24th Floor

New York, New York 10022

Attention: James J. Connors II

Facsimile No.: 212-223-2379

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Lou R. Kling

Tel: (212) 735-3000

Fax: (917) 777-2770

GS Capital Partners VI, L.P.

c/o Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

Attention: Sanjeev Mehra

Facsimile No.: (212) 357-5505

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Robert C. Schwenkel

Facsimile No.: (212) 859-4000

ValueAct Capital Master Fund, L.P.

c/o ValueAct Capital

435 Pacific Avenue, 4th Floor

San Francisco, CA 94133

Attention: Allison Bennington

Facsimile No.: (415) 362-5727

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: Christopher G. Karras

Facsimile No.: (215) 994-2222

PCap KAR LLC

c/o Parthenon Capital

75 State Street, 26th Floor

Boston, MA 02109

Attention: David Ament

Facsimile No.: (617) 960-4010

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

Attention: Jeffrey Seifman, P.C.

Facsimile No.: 312-660-0351

(b) If to a Member, at the address set forth opposite such Member’s name on Schedule A attached hereto, or at such other address as such Member may hereafter designate by written notice to the Company.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered; provided that such delivery is confirmed.

Section 14.2 Securities Act Matters. Each Member understands that, in addition to the restrictions on transfer contained in this Agreement, he or she must bear the economic risks of his or her investment for an indefinite period because the Interests have not been registered under the Securities Act.

Section 14.3 Headings. The headings to sections in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

Section 14.4 Entire Agreement. This Agreement, the Registration Rights Agreement and the Shareholders Agreement constitute the entire agreement among the Members with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to the matters referred to herein or therein. There are no representations, warranties, promises, inducements, covenants or undertakings relating to the Units, other than those expressly set forth or referred to herein or therein.

Section 14.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 14.6 Governing Law; Attorneys’ Fees. This Agreement and the rights and obligations of the Members hereunder and the Persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof. The substantially prevailing party in any action or proceeding relating to this Agreement shall be entitled to receive an award of, and to recover from the other party or parties, any fees or expenses incurred by him, her or it (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with any such action or proceeding.

Section 14.7 Waivers. (a) Except as may otherwise be provided by applicable law in connection with the winding-up, liquidation and dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

(b) Waiver by any Member hereto of any breach or default by any other Member of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Members hereto or from any failure by any Member to assert its, his or her rights hereunder on any occasion or series of occasions.

(c) EACH MEMBER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.8 Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 14.9 Further Actions. Each Member shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Company in connection with the continuation of the Company and the achievement of its purposes, including, without limitation, (a) any documents that the Company deems necessary or appropriate to continue the Company as a limited liability company in all jurisdictions in which the Company or its Subsidiaries conduct or plan to conduct business and

(b) all such agreements, certificates, tax statements and other documents as may be required to be filed in respect of the Company.

Section 14.10 Amendments.

(a) Except as expressly provided in this Agreement, this Agreement may not be amended, modified or supplemented except by a written instrument signed by each of the Investor Members; provided, however, that the Board (provided that at least one GSCP Director, one Kelso Director and one VAC Director approve) may, pursuant to Sections 3.2, 3.9, 6.2 and 12.2, make such modifications to this Agreement, including Schedule A, as are necessary to admit Additional Members. Notwithstanding the foregoing, no amendment, modification or supplement shall adversely affect the Management Members as a class without the consent of a Majority in Interest (exclusive of Override Units) of the Management Members or, to the extent (and only to the extent) any particular Management Member would be uniquely and adversely affected by a proposed amendment, modification or supplement, by such Management Member; provided, however, that, in either case, no such consent of the Management Members shall be required for (i) any amendments, modifications or supplements to Article IV, (ii) any amendments, modifications or supplements effectuated pursuant to Sections 12.10 or 12.11, or (iii) for the issuance of additional Units pursuant to Article III. The Company shall notify all Members after any such amendment, modification or supplement, other than any amendments to Schedule A, as permitted herein, has taken effect.

(b) Notwithstanding 14.10(a), each Member shall, and shall cause each of its Affiliates and transferees to, take any action jointly requested by the Majority Sponsors that is designed to comply with the finalization of proposed Treasury Regulations relating to the issuance of partnership equity for services and any other Treasury Regulation, Revenue Procedure, or other guidance issued with respect thereto. Without limiting the foregoing, such action may include authorizing the Company to make any election, agreeing to any condition imposed on such Member, its Affiliates or its transferee, executing any amendment to this Agreement or other agreements, executing any new agreement, and agreeing not to take any contrary position on any tax return or other filing.

Section 14.11 No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.

Section 14.12 Injunctive Relief. The Units cannot readily be purchased or sold in the open market, and for that reason, among others, the Company and the Members will be irreparably damaged in the event this Agreement is not specifically enforced. Each of the Members therefore agrees that, in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the Company or any Member may have. Each Member hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts in New York for the purposes of any suit, action or other proceeding arising out of, or based upon, this Agreement or the subject matter hereof. Each Member hereby consents to service of process made in accordance with Section 14.1.

Section 14.13 Power of Attorney. Each Member (other than the Investor Members) hereby constitutes and appoints the Major Investors as his or her true and lawful joint representative and attorney-in-fact in its, his or her name, place and stead to make, execute, acknowledge, record and file the following:

(a) any amendment to the Certificate which may be required by the laws of the State of Delaware because of:

(i) any duly made amendment to this Agreement, or

(ii) any change in the information contained in such Certificate, or any amendment thereto;

(b) any other certificate or instrument which may be required to be filed by the Company under the laws of the State of Delaware or under the applicable laws of any other jurisdiction in which counsel to the Company determines that it is advisable to file;

(c) any certificate or other instrument which the Major Investors or the Board deems necessary or desirable to effect a termination and dissolution of the Company which is authorized under this Agreement;

(d) any amendments to this Agreement, duly adopted in accordance with the terms of this Agreement; and

(e) any other instruments that the Major Investors or the Board may deem necessary or desirable to carry out fully the provisions of this Agreement; provided, however, that any action taken pursuant to this power shall not, in any way, increase the liability of the Members beyond the liability expressly set forth in this Agreement, and provided, further, that, where action by the requisite vote of the Board is required, such action shall have been taken prior to the Major Investors taking any action pursuant to this Section 14.13.

Such power of attorney is coupled with an interest and shall continue in full force and effect notwithstanding the subsequent death or incapacity of the Member granting such power of attorney.

Section 14.14 Regulatory Matters. The Company shall, and shall cause its Subsidiaries to, keep each of the Investor Members informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, so that such Investor Members, their respective partners or members, and their respective Affiliates will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation or action.

Section 14.15 Name and Logo. The Company grants each of the Investor Members and their respective Affiliates permission to use the Company’s and/or any of its Subsidiaries’ name and logo in marketing materials, and such Investor Member or Affiliate thereof, as applicable, shall include a trademark attribution notice giving notice of the Company’s and/or Subsidiary’s ownership of trademarks in the marketing materials in which the Company’s and/or Subsidiary’s name and logo appear.

ARTICLE XV

DEFINED TERMS

Section 15.1 Definitions.

“Accounting Period” means, for the first Accounting Period, the period commencing on the date hereof and ending on the next Adjustment Date. All succeeding Accounting Periods shall commence on the day after an Adjustment Date and end on the next Adjustment Date.

“Additional First Offer Acceptance Period” has the meaning given in Section 12.9(a).

“Additional Member” has the meaning given in Section 3.9(a).

“ADESA” means ADESA, Inc., a Delaware corporation.

“Adjustment Date” means the last day of each fiscal year of the Company or any other date determined by the Board, in its sole discretion, as appropriate for an interim closing of the Company’s books.

“Advisory Agreements” means each of the financial advisory agreements, each dated as of April 20, 2007, by and between KAR Holdings, on the one hand, and Kelso & Company, L.P., Goldman, Sachs & Co., VAC, PCap LP and BP Capital Management, on the other hand.

“Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, as this agreement may be amended, modified, supplemented or restated from time to time after the date hereof.

“Applicable Performance Percentage” has the meaning set forth in Section 7.1(b).

“Axle Holdings Shares” means all of the issued and outstanding shares of common stock, par value $0.01 per share, of Axle Holdings, Inc., a Delaware corporation.

“Benchmark Amount” means the amount set with respect to an Override Unit pursuant to Section 7.1(d).

“Board” has the meaning given in Section 4.1(a).

“Book Value” means with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows: (i) the Book Value of any asset contributed or deemed contributed by a Member to the Company shall be the gross fair market value of such asset at the time of contribution as reasonably determined by the Board; (ii) the Book Value of any asset distributed or deemed distributed by the Company to any Member shall be adjusted immediately prior to such distribution to equal its gross fair market value at such time as reasonably determined by the Board; (iii) the Book Values of all Company assets may be adjusted in the discretion of the Board to equal their respective gross fair market values, as reasonably determined by the Board as of (1) the date of the acquisition of an additional interest in the Company by any new or existing Member in exchange for a contribution to the capital of the Company; or (2) upon the liquidation of the Company (including upon interim liquidating distributions), or the distribution by the Company to a retiring or continuing Member of money or other Company property in reduction of such Member’s interest in the Company; (iv) any adjustments to the adjusted basis of any asset of the Company pursuant to Sections 734 or 743 of the Code shall be taken into account in determining such asset’s Book Value in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(m); and (v) if the Book Value of an asset has been determined pursuant to clause (i) or adjusted pursuant to clauses (iii) or (iv) above, to the extent and in the manner permitted in the Treasury Regulations, adjustments to such Book Value for depreciation and amortization with respect to such asset shall be calculated by reference to Book Value, instead of tax basis.

“Call Rights” has the meaning given in Section 12.4(b).

“Capital Account” has the meaning given in Section 6.1.

“Capital Contribution” means, for any Member, the total amount of cash and the Fair Market Value of any property contributed to the Company by such Member.

“Carrying Value” means, with respect to any Interest purchased by the Company from a Management Member, the value equal to the Capital Contribution, if any, made by the selling Management Member in respect of any such Interest less the amount of distributions made in respect of such Interest.

“Certificate” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Class A Common Units” means a class of Interests in the Company, as described in Section 3.2(a).

“Class B Common Units” means a class of Interests in the Company, as described in Section 3.2(b).

“Closing” means the closing of the transactions contemplated by the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means the Class A Common Units and the Class B Common Units, collectively. For the avoidance of doubt, Common Units shall not include Override Units.

“Company” has the meaning given in the introductory paragraph to this Agreement.

“Confidential Information” has the meaning given in Section 3.6.

“Contribution Agreement” means the contribution agreement, dated as of April 20, 2007, by and among the Company, KAR Holdings, Axle LLC, Axle Holdings, Inc., each of the Investor Members and the other parties identified therein.

“Controlled Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Person” means a current or former Member or Director, an Affiliate of a current or former Member or Director, any officer, director, shareholder, partner, member, employee, advisor, representative or agent of a current or former Member or Director or any of their respective Affiliates, or any current or former officer, employee or agent of the Company or any of its Affiliates.

“Current Value” means, as of any given time, the sum of (A) the aggregate amount of distributions pursuant to Section 9.1 received by the Investor Members prior to such time (including, for the avoidance of doubt, any portion of any distribution with respect to which Current Value is being determined) in respect of Common Units plus (B) if such distribution is to be made in connection with an Exit Event, the product of (i) the aggregate amount per Common Unit of distributions pursuant to Section 9.1 to be received by the Investor Members upon such Exit Event, which shall be determined assuming that all Override Units issued and outstanding at the date of the Exit Event (but excluding any Override Units (including, without limitation, Value Units issued hereunder), which, by their terms, would be forfeited in conjunction with the occurrence of such Exit Event if they did not become eligible to participate in distributions pursuant to Section 7.1(b) upon the occurrence of the Exit Event) are treated as if they were Common Units immediately prior to the Exit Event and (ii) the Investor Member Units outstanding as of the occurrence of such Exit Event.

“Deficit” has the meaning given in Section 8.2(a).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as amended from time to time.

“Demand Investor” means, (i) at any time, all of Kelso, GSCP and VAC or (ii) at anytime following the three year anniversary of an IPO, the Majority Sponsors.

“Director” has the meaning given in Section 4.1(a).

“Disability” means, with respect to a Management Member, the termination of the employment of any Management Member by the Company or any Subsidiary of the Company that employs such individual (or by the Company on behalf of any such Subsidiary) as a result of such Management Member’s incapacity due to reasonably documented physical or mental illness that shall have prevented such Management Member from performing his or her duties for the Company on a full-time basis for more than six months and within 30 days after written notice has been given to such Management Member, such Management Member shall not have returned to the full time performance of his or her duties, in which case the date of termination shall be deemed to be the last day of the aforementioned 30-day period; provided that, in the case of any Management Member who, as of the date of determination, is party to an effective services, severance or employment agreement with the Company or any Subsidiary, “Disability” shall have the meaning, if any, specified in such agreement.

“Drag-Along Right” has the meaning given in Section 12.9(c).

“ECI” means income that is “effectively connected with the conduct of a trade or business within the United States” within the meaning of sections 871 and 882 of the Code (including income treated as so effectively connected under section 897 of the Code).

“Exit Event” means a transaction or a combination or series of transactions (other than an Initial Public Offering) resulting in:

(a)	the sale, transfer or other disposition by the Investor Members to one or more Persons that are not, immediately prior to such sale, Affiliates of the Company or any Investor Member of all or substantially all of the Interests of the Company beneficially owned by the Investor Members as of the date of such transaction; or

(b)	the sale, transfer or other disposition of all of the assets of the Company and its Subsidiaries, taken as a whole, to one or more Persons that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company or any Investor Member.

“Fair Market Value” means, as of any date,

(a)	for purposes of determining the value of any property owned by, contributed to or distributed by the Company, (i) in the case of publicly-traded securities, the average of their last sales prices on the applicable trading exchange or quotation system on each trading day during the five trading-day period ending on such date and (ii) in the case of any other property, the fair market value of such property, as determined in good faith by the Board,

(b)	for purposes of determining the value of any Member’s Interest in connection with Section 12.5 (“Involuntary Transfers”), (i) the fair market value of such Interest as reflected in the most recent Appraisal, or (ii) in the event no such Appraisal exists or the Appraisal Date is more than nine months prior to the date of determination or the Board otherwise determines in good faith that the use of such Appraisal is inappropriate, the fair market value of such Interest as determined in good faith by the Board, or

(c)	for purposes of determining the value of any Member’s Interest in connection with Section 12.4 (“Put and Call Rights”), the liquidation value of such Interest, determined by the amount that would be distributed with respect to such Interest if the Company disposed of all of its assets at their Fair Market Value and applied the proceeds as directed in Section 13.2 of this Agreement as determined in good faith by the Board.

“Financing Documents” has the meaning given in Section 12.4(c).

“First Offer” has the meaning given in Section 12.9(a).

“First Offer Notice” has the meaning given in Section 12.9(a).

“GSCP” means, collectively, GS Capital Partners VI Fund, L.P., a Delaware limited partnership, GS Capital Partners VI Parallel, L.P., a Delaware limited partnership, GS Capital Partners VI GmbH & Co. KG, a German limited partnership, and GS Capital Partners VI Offshore Fund, L.P., a Cayman Islands exempted limited partnership.

“GSCP Director” means a Director appointed or designated for election solely by GSCP.

“GSCP Member” has the meaning given in the introductory paragraph to this Agreement.

“Holdings IPO” has the meaning given in Section 12.10(a).

“HSR” has the meaning given in Section 12.9(a).

“IAAI” means Insurance Auto Auctions, Inc., an Illinois corporation.

“IAAI Contribution” means the contribution of the Axle Holdings Shares by Axle LLC to the Company in exchange for the Class B Units identified on Schedule A hereto on the date hereof.

“IAAI Dilutive Holders” means, as of any date of determination, those individuals set forth on Exhibit C hereto which represents the individuals that hold IAAI Dilutive Interests, and any of their respective permitted transferees.

“IAAI Dilutive Interests” means, as of any date of determination, the IAAI Rollover Options (or shares of common stock in KAR Holdings obtained upon the exercise of such IAAI

Rollover Options) held by the IAAI Dilutive Holders, a description of which, as of the date hereof, is set forth on Exhibit C hereto.

“IAAI Rollover Dilution Amount” means, as of any date of determination, (i) the aggregate amount of payments and/or distributions made by the Company or any of its Subsidiaries to the IAAI Dilutive Holders (whether in respect of the exercise of “put” or “call” rights pursuant to the Shareholders Agreement or otherwise) and all amounts received by the IAAI Dilutive Holders, in each case, solely in respect of their IAAI Dilutive Interests minus (ii) any amounts paid by the IAAI Dilutive Holders to or for the benefit of the Company in respect of the IAAI Dilutive Interests (i.e., in the event an IAAI Dilutive Holder exercises its Rollover Options by making payment to KAR Holdings of the exercise price applicable thereto).

“Inactive Management Member” has the meaning given in Section 7.2(b).

“Initial First Offer Acceptance Period” has the meaning given in Section 12.9(a).

“Initial Price” means the product of (i) the Investor Members’ average cost per each Investor Member Unit times (ii) the total number of Investor Member Units.

“Initial Public Offering” or “IPO” means the first underwritten public offering of the common stock of KAR Holdings (or such other entity designated by the Majority Sponsors that owns substantially all of the operations indirectly held by the Company) to the general public through a registration statement filed with the Securities and Exchange Commission that (i) is registered under the Securities Act, (ii) involves equity securities representing at least 20% of the total voting power of KAR Holdings (or such other entity) on a fully diluted basis and (iii) generates net proceeds to the sellers of at least $200 million.

“Interest” means a limited liability interest in the Company, which represents the interest of each Member in and to the profits and losses of the Company and such Member’s right to receive distributions of the Company’s assets, as set forth in this Agreement.

“Investment Multiple” has the meaning set forth in Section 7.1(b).

“Investor Member Units” means the aggregate number of Units held by the Investor Members at the time of measurement.

“Investor Members” has the meaning given in the introductory paragraph to this Agreement.

“Involuntary Transfer” has the meaning given in Section 12.5.

“Involuntary Transferee” has the meaning given in Section 12.5.

“IRR” has the meaning set forth in Section 7.1(b).

“KAR Holdings” means KAR Holdings, Inc., a Delaware corporation.

“Kelso” means Kelso Investment Associates VII, L.P., a Delaware limited partnership, together with KEP VI, LLC, a Delaware limited liability company.

“Kelso Director” means a Director appointed or designated for election solely by Kelso.

“Kelso Member” has the meaning given in the introductory paragraph to this Agreement.

“Lender Financial Information” has the meaning set forth in Section 10.1(b).

“Majority in Interest” means, as of any given record date or other applicable time, the holders of a majority of the outstanding Units held by Members as of such date that are entitled to vote at a meeting of Members or to consent in writing in lieu of a meeting of Members.

“Majority Sponsors” means any two of Kelso, GSCP and VAC.

“Major Investor” means Kelso, GSCP, VAC, Parthenon or Axle LLC.

“Management Member” has the meaning given in the introductory paragraph to this Agreement. A Management Member shall be deemed not to be a “manager” within the meaning of the Delaware Act (except to the extent Section 4.1(b)(i) applies).

“Material Subsidiaries” means KAR Holdings, ADESA, IAAI or any other Subsidiary of the Company which (together with its Subsidiaries) represents twenty-five percent (25%) or more of the revenues, or on a book value basis, the assets for the trailing four quarters, for the Company and its Subsidiaries taken as a whole.

“Maximum Amount” has the meaning given in Section 12.4(c).

“Member” has the meaning given in the introductory paragraph to this Agreement and includes (i) any Person admitted as an additional or substitute Member of the Company pursuant to this Agreement and (ii) for the avoidance of doubt, Inactive Management Members.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of December 22, 2006, by and among the Company, KAR Holdings, KAR Acquisition, Inc. and ADESA.

“Net Income” and “Net Loss” mean, respectively, for any period the taxable income and taxable loss of the Company for the period as determined for U.S. federal income tax purposes; provided that for the purpose of determining Net Income and Net Loss (and for purposes of determining items of gross income, loss, deduction and expense in applying Sections 8.1 and 8.2, but not for income tax purposes): (i) there shall be taken into account any items required to be separately stated under Section 703(a) of the Code, (ii) any income of the Company that is exempt from federal income taxation and not otherwise taken into account in computing Net Income and Net Loss shall be added to such taxable income or loss; (iii) if the Book Value of any asset differs from its adjusted tax basis for federal income tax purposes, any depreciation, amortization or gain or loss resulting from a disposition of such asset shall be calculated with reference to such Book Value; (iv) upon an adjustment to the Book Value of any asset, pursuant to the definition of Book Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (v) any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as such an expenditure pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, shall be subtracted from such taxable income or loss; (vi) to the extent an adjustment to the adjusted tax basis of any asset included in Company property pursuant to Section 734(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Income and Net Loss; and (vii) items allocated pursuant to Section 8.2 shall not be taken into account in computing Net Income or Net Loss.

“Non-Investor Member” has the meaning given in the introductory paragraph to this Agreement.

“Officers” has the meaning given in Section 4.11.

“Operating Unit” means a sub-class of Override Units, as described in Section 3.2(c).

“Original Amount” means, as it relates to any Member, the aggregate number of Common Units held by such Member on the date hereof (after giving effect to the Capital

Contributions made by such Member on the date hereof in connection with the closing of the transactions contemplated by the Merger Agreement and the Contribution Agreement).

“Outside Member” has the meaning given in the introductory paragraph to this Agreement.

“Override Unit Committee” means the committee constituted in accordance with Section 4.5.

“Override Units” means a class of Interest in the Company, as described in Section 3.2(c).

“Parthenon” means PCap KAR, LLC.

“Parthenon Director” means a Director appointed or designated for election solely by Parthenon.

“Parthenon Member” has the meaning given in the introductory paragraph to this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Piggyback Investor” means, (i) at any time, all of Kelso, GSCP and VAC or (ii) at anytime following the three year anniversary of an IPO, the Majority Sponsors.

“Pro Rata Share” means, with respect to any Member as of any particular date of determination, the percentage obtained by dividing the number of Common Units held by such Member by the aggregate number of Common Units issued and outstanding as of such date of determination.

“Put Rights” has the meaning given in Section 12.4(a).

“Registration Rights Agreement” means a Registration Rights Agreement, dated as of April 20, 2007, by and among the Company, KAR Holdings and the shareholders named therein.

“resignation for Good Reason” means a voluntary termination of a Management Member’s employment with the Company or any Subsidiary of the Company that employs such individual as a result of either of the following:

(a)	without the Management Member’s prior written consent, a reduction by the Company or any such Subsidiary of his or her current salary, other than any such reduction which is part of a general salary reduction or other concessionary arrangement affecting all employees or affecting the group of employees of which the Management Member is a member (after receipt by the Company of written notice from such Management Member and a 20-day cure period); or

(b)	the taking of any action by the Company or any such Subsidiary that would substantially diminish the aggregate value of the benefits provided him or her under the Company’s or such Subsidiary’s accident, disability, life insurance and any other employee benefit plans in which he or she was participating on the date of his or her execution of this Agreement, other than any such reduction which is (i) required by law, (ii) implemented in connection with a general reduction affecting all employees or affecting the group of employees of which the Management Member is a member (after receipt by the Company of written notice and a 20-day cure period), (iii) generally applicable to all beneficiaries of such plans (after receipt by the Company of written notice and a 20-day cure period) or (iv) in accordance with the terms of any such plan;

or, if such Management Member is a party to a services, severance or employment agreement with the Company or any Subsidiary, the meaning as set forth in such services or employment agreement.

“Retirement” means the termination of a Management Member’s employment (other than for Cause) on or after the date the Management Member attains age 65. Notwithstanding the foregoing, (i) with respect to any Management Member who is a party to a services or employment agreement with the Company, “Retirement” shall have the meaning, if any, specified in such Management Member’s services, severance or employment agreement and (ii) in the event a Management Member whose employment with the Company terminates due to Retirement continues to serve as a Director of, or a consultant to, the Company, such Management Member’s employment with the Company shall not be deemed to have terminated for purposes of Sections 7.2 and 12.4 until the date as of which such Management Member’s services as a Director of, or consultant to, the Company shall have also terminated, at which time the Management Member shall be deemed to have terminated employment due to Retirement.

“ROFO Refused Interests” has the meaning given in Section 12.9(a).

“Rule 144” has the meaning given in Section 5.1(b).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Selling Investor Member” means any Major Investor in its capacity as an Investor Member proposing a Transfer of Interests or an Exit Event triggering the rights provided in Section 12.9(b) or (c) hereof.

“Subject Interests” has the meaning given in Section 12.9(a).

“Subsidiary” means any direct or indirect subsidiary of the Company on the date hereof and any direct or indirect subsidiary of the Company organized or acquired after the date hereof.

“Tag-Along Right” has the meaning given in Section 12.9(b).

“Tax Matters Partner” has the meaning given in Section 10.2(b).

“Termination for Cause” or “Cause” means a termination of a Management Member’s employment by the Company or any subsidiary of the Company that employs such individual (or by the Company on behalf of any such subsidiary) due to such Management Member’s (i) refusal or neglect to perform substantially his or her employment-related duties, (ii) personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his or her willful violation of any applicable law (other than a traffic violation or other offense or violation outside of the course of employment which in no way adversely affects the Company and its Subsidiaries or its reputation or the ability of the Management Member to perform his or her employment-related duties or to represent the Company or any Subsidiary of the Company that employs such Management Member), (iv) failure to reasonably cooperate, following a request to do so by the Company, in any internal or governmental investigation of the Company or any of its Subsidiaries or (v) material breach of any written covenant or agreement with the Company or any of its Subsidiaries not to disclose any information pertaining to the Company or such Subsidiary or not to compete or interfere with the Company or such Subsidiary; provided that, in the case of any Management Member who, as of the date of determination, is party to an effective services, severance or employment agreement with the Company or any Subsidiary, “termination for Cause” shall have the meaning, if any, specified in such agreement.

“Third Party” shall mean any Person other than the Company, any Member or any of their respective Affiliates.

“Transfer” means to directly or indirectly transfer, sell, pledge, hypothecate or otherwise dispose of.

“Transfer Period” has the meaning given in Section 12.9(a).

“Transferring Member” has the meaning given in Section 12.9(a).

“Treasury Regulations” means the Regulations of the Treasury Department of the United States issued pursuant to the Code.

“UBTI” means “unrelated business taxable income” within the meaning of section 512 of the Code, determined without regard to the special rules contained in section 512(a)(3) of the Code that are applicable solely to organizations described in paragraphs (7), (9), (17) and (20) of section 501(c) of the Code.

“Units” means any class of Interests provided for herein.

“VAC” means ValueAct Capital Master Fund, L.P.

“VAC Director” means a Director appointed or designated for election solely by VAC.

“VAC Member” has the meaning given in the introductory paragraph to this Agreement.

“Value Units” means a sub-class of Override Units, as described in Section 3.2(c).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

KAR HOLDINGS II, LLC

By:	/s/ Thomas J. Carella
Name: Thomas J. Carella
Title:

KELSO INVESTMENT ASSOCIATES VII, L.P.

By:	Kelso GP VII, L.P., its General Partner

By:	Kelso GP VII, LLC, its General Partner

By:	/s/ Frank J. Loverro
Name: Frank J. Loverro
Title: Managing Member

KEP VI, LLC

By:	/s/ Frank J. Loverro
Name: Frank J. Loverro
Title: Managing Member

AXLE HOLDINGS II, LLC

By:	/s/ Sidney L. Kerley
Name: Sidney L. Kerley
Title:

VALUEACT CAPITAL MASTER FUND, L.P.

By:	VA Partners, LLC, its General Partner

By:	/s/ George F. Hamel, Jr.
Name: George F. Hamel, Jr.
Title: Managing Member

PCAP KAR LLC

By:	/s/ David Ament
Name: David Ament
Title: President

BLACKROCK SENIOR INCOME SERIES III, plc

By:	BlackRock Financial Management, Inc., its Investment Manager

By:	/s/ Mark J. Williams
Name: Mark J. Williams
Title: Authorized Signatory

GS CAPITAL PARTNERS VI PARALLEL, L.P.

By:	GS ADVISORS VI, L.L.C., its General Partner

By:	/s/ Philip Grovit
Name: Philip Grovit
Title: Managing Director

GS CAPITAL PARTNERS VI GMBH & CO. KG

By:	GS ADVISORS VI, L.L.C., its Managing Limited Partner

By:	/s/ Philip Grovit
Name: Philip Grovit
Title: Managing Director

GS CAPITAL PARTNERS VI FUND, L.P.

By:	GSCP VI ADVISORS, L.L.C., its General Partner

By:	/s/ Philip Grovit
Name: Philip Grovit
Title: Managing Director

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

By:	GSCP VI OFFSHORE ADVISORS, L.L.C. its General Partner

By:	/s/ Philip Grovit
Name: Philip Grovit
Title: Managing Director

CLINGEN FAMILY LIMITED PARTNERSHIP

By:	/s/ Brian Clingen
Name: Brian Clingen
Title:

/s/ Brian Clingen
BRIAN CLINGEN

SCHEDULE A

GSCP Members

Name	Date of Admission	Mailing Address	Capital Contribution	Class A Common Units
GS Capital Partners VI Fund, L.P.	April 20, 2007	c/o Goldman, Sachs & Co. 85 Broad Street New York, New York 10004 Attention: Sanjeev Mehra Facsimile No.: (212) 357-5505	$126,033,500.00	1,260,335

GS Capital Partners VI Parallel, L.P.	April 20, 2007	c/o Goldman, Sachs & Co. 85 Broad Street New York, New York 10004 Attention: Sanjeev Mehra Facsimile No.: (212) 357-5505	$34,657,100.00	346,571

GS Capital Partners VI GmbH & Co. KG	April 20, 2007	c/o Goldman, Sachs & Co. 85 Broad Street New York, New York 10004 Attention: Sanjeev Mehra Facsimile No.: (212) 357-5505	$4,479,200.00	44,792

GS Capital Partners VI Offshore Fund, L.P.	April 20, 2007	c/o Goldman, Sachs & Co. 85 Broad Street New York, New York 10004 Attention: Sanjeev Mehra Facsimile No.: (212) 357-5505	$104,830,200.00	1,048,302

Total	April 20, 2007		$270,000,000.00	2,700,000

Kelso Members

Name	Date of Admission	Mailing Address	Capital Contribution	Class A Common Units
Kelso Investment Associates VII, L.P.	April 20, 2007	c/o Kelso & Company, L.P. 320 Park Avenue, 24th Floor New York, New York 10022 Attention: James J. Connors II Facsimile: (212) 223-2379	$177,938,900.00	1,779,389

KEP VI, LLC	April 20, 2007	c/o Kelso & Company, L.P. 320 Park Avenue, 24th Floor New York, New York 10022 Attention: James J. Connors II Facsimile: (212) 223-2379	$44,061,100.00	440,611

Total			$222,000,000.00	2,220,000

AXLE LLC

Name	Date of Admission	Mailing Address	Capital Contribution	Class B Common Units
Axle Holdings II, LLC	April 20, 2007	c/o Kelso & Company, L.P. 320 Park Avenue, 24th Floor New York, New York 10022 Attention: James J. Connors II Facsimile: (212) 223-2379	Axle Holding Shares (Valued at $272,435,200)	2,724,352

VAC Member

Name	Date of Admission	Mailing Address	Capital Contribution	Class A Common Units
ValueAct Capital Master Fund, L.P.	April 20, 2007	c/o ValueAct Capital 435 Pacific Avenue, 4th Floor San Francisco, CA 94133 Attention: Allison Bennington Facsimile No.: (415) 362-5727	$159,577,732.10	1,595,777.321

			2,349,094 shares of ADESA, Inc. (Valued at $65,422,267.90)	654,222.679

Total			$225,000,000.00	2,250,000

Parthenon Members

Name	Date of Admission	Mailing Address	Capital Contribution	Class A Common Units
PCap KAR LLC	April 20, 2007	c/o Parthenon Capital 265 Franklin Street Boston, MA 02110 Attention: David Ament Facsimile: (617) 960-4010	$60,000,000.00	600,000

Total			$60,000,000.00	600,000

Management Member

Name	Date of Admission	Mailing Address	Capital Contribution	Class A Common Units	Operating Units	Value Units	Benchmark Amount
Brian Clingen	April 20, 2007	c/o B P Capital Management 5101 Darmstadt Rd Hillside, IL 60162 Attention: Brian Clingen Facsimile: (630) 371-3500	$7,500,000.00	75,000	43,684.92	131,054.76	$100

Thomas O’Brien	June 15, 2007	Two Westbrook Corporate Center, Suite 500 Westchester, IL-60154	$20,000	200	13,732.07	41,196.22	$100

Jim Hallett	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$1,000,000	10,000	43,684.92	131,054.76	$100

Eric Loughmiller	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$30,000	300	12,812.00	38,436.00	$100

John Nordin	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$50,000	500	3,637.50	10,912.50	$100

Rebecca Polak	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$75,000	750	3,494.91	10,484.73	$100

Outside Members

Name	Date of Admission	Mailing Address	Capital Contribution	Class A Common Units
CS Strategic Partners IV Investments, L.P.	December 30, 2008	11 Madison Avenue, 16th Floor New York, NY 10010 Attention: Peter Song Facsimile: (212) 933-7048	$3,000,000.00	30,000

Clingen Family Limited Partnership	April 20, 2007	c/o B P Capital Management 5101 Darmstadt Rd Hillside, IL 60162 Attention: Brian Clingen Facsimile: (630)371-3500	$2,500,000.00	25,000

Paul Lips	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$50,000	500

Warren Byrd	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$50,000	500

Ken Osborn	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$50,000	500

Tom Caruso	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$50,000	500

Dennis Jones	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$100,000	1,000

Tim DeBerry	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$65,000	650

Patrick Stevens	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$7,500	75

Michael Caggiano	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$5,000	50

Jane Morgan	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$25,000	250

Name	Date of Admission	Mailing Address	Capital Contribution	Class A Common Units
Gregg Maidment	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$375,000	3,750

Darryl Maidment	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$75,000	750

Benjamin Skuy	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$250,000	2,500

Stephane St. Hilaire	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$200,000	2,000

Sheryl Watson	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$100,000	1,000

Jason Ferreri	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$20,000	200

Tom Kontos	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$10,000	100

James Money	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$20,000	200

Craig Morris	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$25,000	250

Jeffrey Barber	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$15,000	150

Steven Kotz	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$100,000	1,000

Carol Sewell	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$20,000	200

Scott Anderson	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$25,000	250

Michelle Mallon	June 15, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$15,000	150

David Vignes	August 24, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$35,000	350

Jeffrey R. Bescher	August 24, 2007	13085 Hamilton Crossing Blvd., Carmel, IN 46032	$10,000	100

SCHEDULE B

[*]

SCHEDULE 4.11: LIST OF OFFICERS

Brian T. Clingen	Chairman and Chief Executive Officer

James P. Hallett	President and Chief Executive Officer, ADESA Whole Car

Thomas C. O’Brien	President and Chief Executive Officer, IAAI Salvage

Eric M. Loughmiller	Executive Vice President and Chief Financial Officer and Secretary

Howard A. Matlin	Vice President and Assistant Treasurer

James J. Connors	Vice President and Assistant Secretary

Church M. Moore	Vice President

Matthew S. Edgerton	Vice President

Peter Kamin	Vice President

Sanjeev Mehra	Vice President

Thomas J. Carella	Vice President

David J. Ament	Vice President

EXHIBIT A

SPOUSAL WAIVER

[INSERT NAME] hereby waives and releases any and all equitable or legal claims and rights, actual, inchoate or contingent, which [she] [he] may acquire with respect to the disposition, voting or control of the Units subject to the Amended and Restated Limited Liability Company Agreement of KAR Holdings II, LLC, dated as of April 20, 2007, as the same may be amended, modified, supplemented or restated from time to time, except for rights in respect of the proceeds of any disposition of such Units.

Name: